Exhibit 10.1

Execution Version

SHARE PURCHASE AGREEMENT

Dated as of October 15, 2025

by and among

Cineplex Entertainment Limited Partnership

Creative Realities, Inc.

and

1001372953 Ontario Inc.

ARTICLE I DEFINITIONS		5
1.1	Definitions	5
ARTICLE II PURCHASE AND SALE OF SHARES		21
2.1	Purchase and Sale of Shares	21
2.2	Purchase Price	21
2.3	Closing Statement; Computation of Closing Statement and Purchase Price.	21
2.4	Purchase Price Adjustments	23
ARTICLE III CLOSING		24
3.1	Closing Date	24
3.2	Closing Date Payments	24
3.3	Buyer’s Deliveries	24
3.4	Seller’s Deliveries	25
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLER CONCERNING THE COMPANIES		26
4.1	Organization of Each Company; Organizational Documents.	26
4.2	Capitalization of Each Company; Title to Shares.	26
4.3	Subsidiaries and Investments	28
4.4	Authority of Companies	28
4.5	No Conflict	28
4.6	Financial Statements.	28
4.7	Absence of Undisclosed Liabilities	29
4.8	2025 Operations	29
4.9	Title to Assets; Availability and Condition of Assets.	31
4.10	Accounts Receivable	31
4.11	Legal Compliance; Governmental Permits	32
4.12	Employees.	32
4.13	Company Plans.	34
4.14	Real Property.	35
4.15	No Violation, Litigation or Regulatory Action	36
4.16	Intellectual Property.	37
4.17	Contracts	44
4.18	Customers and Suppliers	45
4.19	Environmental Matters	46
4.20	No Finder	47
4.21	Taxes	47
4.22	Warranties	50
4.23	No Prepayments	50
4.24	Insurance	50
4.25	Affiliate Transactions	50
4.26	Books and Records; Bank Accounts	50
4.27	Powers of Attorney	51
4.28	Canadian Securities Law Matters	51
4.29	Limited Operations	51

4.30	Internal Controls	51
ARTICLE V REPRESENTATIONS AND WARRANTIES CONCERNING SELLER		51
5.1	Organization, Standing and Power	51
5.2	Authority; Execution and Delivery; Enforceability	52
5.3	No Conflicts; Consents	52
5.4	The Shares	52
5.5	Litigation	52
5.6	No Finder	53
ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER		53
6.1	Organization of Parent and Buyer	53
6.2	Authority of Parent and Buyer.	53
6.3	No Conflict; Consents	54
6.4	Litigation	54
6.5	No Finder	54
6.6	Bankruptcy	54
6.7	Financing.	54
6.8	No Other Representations	56
ARTICLE VII PRE-CLOSING COVENANTS		56
7.1	Access and Investigation.	56
7.2	Operation of Each Company and the Business.	56
7.3	Negative Covenants of Buyer.	59
7.4	Reasonable Best Efforts; Notification.	59
7.5	Acquisition Proposals.	61
7.6	Notices of Breaches.	62
7.7	Tail Policy.	62
7.8	Financing.	62
7.9	Cooperation with Financing.	64
7.10	Permitted Distributions.	64
ARTICLE VIII TAX MATTERS		65
8.1	Preparation of Tax Returns.	65
8.2	Taxes for a Straddle Period.	65
8.3	Transfer Taxes.	66
8.4	Tax Claims.	66
8.5	Cooperation.	66
8.6	Refunds.	66
8.7	Post Closing Actions	67
8.8	Mandatory Reporting	67
8.9	DDC Amalgamation	67
ARTICLE IX POST-CLOSING COVENANTS		68
9.1	Restrictive Covenants.	68
9.2	Books and Records.	69

9.3	Employees	70
9.4	Consents	72
9.5	Release of Claims	73
9.6	Audited Financial Statements	73
ARTICLE X CONDITIONS TO CLOSING		74
10.1	Conditions to Obligations of Seller	74
10.2	Conditions to Obligations of Buyer	74
ARTICLE XI INDEMNIFICATION		75
11.1	Indemnification of Buyer Group Members.	75
11.2	Indemnification by Buyer.	76
11.3	Time for Claims; Limitations on Indemnification.	76
11.4	Notice of Claims.	77
11.5	Third Party Claims.	78
11.6	Payment of Claims	79
11.7	Effect of Disclosure Schedule Exceptions on Indemnification.	79
11.8	Exclusive Remedy	79
11.9	Indemnification Net of Insurance	80
11.10	Materiality Qualifiers	80
11.11	Mitigation	80
ARTICLE XII TERMINATION		80
12.1	Termination	80
12.2	Notice of Termination	81
12.3	Effect of Termination	81
ARTICLE XIII GENERAL PROVISIONS		81
13.1	No Public Announcements	81
13.2	Notices	82
13.3	Successors and Assigns; No Third Party Beneficiaries	83
13.4	Entire Agreement; Amendments	83
13.5	Disclosure of Personal Data	83
13.6	Execution in Counterparts.	84
13.7	Further Assurances	84
13.8	Governing Law	84
13.9	Parent Guarantee	85
13.10	Specific Performance	85
13.11	Dispute Resolution	86
13.12	Severability	88
13.13	Interpretations	88
13.14	Headings	89
13.15	Expenses	89
13.16	Confidential Nature of Information	89
13.17	Extension; Waiver	89

Exhibits

Exhibit A	Calculation of Net Working Capital

Exhibit B	Advertising Sales Agency Agreement

Exhibit C	Transition Services Agreement

Exhibit D	Form of Resignation and Mutual Release

Schedules

Schedule 1.1	Planned Capital Expenditures

Schedule 3.4(i)	Closing Notices

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (“Agreement”), is dated as of October 15, 2025, by and among Creative Realities, Inc., a Minnesota corporation (“Parent”), 1001372953 Ontario Inc., an Ontario corporation (“Buyer”), Cineplex Entertainment Limited Partnership, a Manitoba limited partnership (“Seller”). Parent, Buyer, Seller are each referred to as a “Party,” and collectively referred to as the “Parties.”

WHEREAS, Seller is the sole owner of 12,742 common shares in the capital of DDC Group International, Inc., an Ontario corporation (“DDC”), which constitutes all of the issued and outstanding shares in the capital of DDC (the “Shares”);

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, the Shares in accordance with the terms and subject to the conditions of this Agreement;

WHEREAS, DDC is the sole owner of 420 common shares and 300 class “A” special shares in the capital of Cineplex Digital Media Inc., an Ontario corporation (“CDM”), which constitutes all of the issued and outstanding shares in the capital of CDM;

WHEREAS, CDM is the sole owner of 100 shares of common stock of Cineplex Digital Media U.S. Inc., a Delaware corporation (“CDMUS,” together with DDC and CDM, each a “Company,” and collectively, the “Companies”), which constitutes all of the issued and outstanding shares of capital stock of CDMUS; and

WHEREAS, the boards of directors of each of Parent, Buyer and Seller have determined that the transactions contemplated hereby are in the best interests of their respective shareholders and have approved and declared advisable this Agreement and the transactions contemplated hereby;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1    Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1.

“Accounting Arbitrator” has the meaning specified in Section 2.3(c).

“Accounts Receivable” means the aggregate amount of accounts, commissions and debts payable to a Company determined according to IFRS consistently applied in accordance with the Companies’ accounting policies and practices.

“Action” means any claim, action, cause of action or suit (whether in contract, tort or otherwise), litigation (whether at law or in equity, whether civil, regulatory or criminal), controversy, assessment, arbitration, investigation, audit, hearing, complaint, demand, notice, prosecution or proceeding to, from, by or before any Governmental Authority.

“Advance Ruling Certificate” means the issuance by the Commissioner of a certificate under Section 102(1) of the Competition Act indicating that he is satisfied that he would not have sufficient grounds to apply to the Competition Tribunal for an order under section 92 in respect of the Contemplated Transactions.

“Affiliate” means, with respect to any Person, any other Person which, at the time of determination, directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. For purposes of this Agreement, “control”, “controlled by”, “under common control with” and “controlling” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group as defined in Section 1504 of the Code (or analogous combined, consolidated or unitary group defined under state, local or foreign Laws with respect to income Tax).

“Agreement” has the meaning specified in the preamble hereto.

“AI Input” means any and all data, prompts, or other content provided to a Software for the purpose of creating an AI Output.

“AI Output” means any and all data, works, or other content generated through Software from an AI Input.

“AI Product” means each Customer Offering that employs, incorporates or makes use of any AI Technology.

“AI Technology” means any and all deep learning, machine learning, and other artificial intelligence technologies, including any and all: (a) proprietary algorithms, software, or systems that make use of or employ neural networks, statistical learning algorithms (such as linear and logistic regression, support vector machines, random forests, or k-means clustering), or reinforcement learning; and (b) proprietary embodied or generative artificial intelligence and related hardware or equipment.

“Annual Financials” has the meaning specified in Section 4.6(a).

“Arbitrator” has the meaning specified in Section 13.11(d).

“Assets” means all properties, rights and assets of each Company, whether real or personal, tangible or intangible, including all assets reflected in the Interim Financials or acquired after the Interim Balance Sheet Date (except for such assets which have been sold or otherwise disposed of since the Interim Balance Sheet Date in the Ordinary Course of Business).

“Audited Financials” has the meaning specified in Section 9.6.

“Authorized Signatory” has the meaning specified in Section 4.26(b).

“Business” means the development, creation, supply, production, installation, management, maintenance and delivery of advertising, data and related content product and solutions delivered via hardware and software, including the following products: digital signage, self-service kiosks, order confirmation systems, digital merchandising systems, digital fountain displays, digital box office, digital movie posters, digital out of home, “wayfinding,” digital auditorium signs and menu board displays and the optimization thereof conducted by the Company.

“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in Toronto, Ontario, Canada.

“Buyer” has the meaning specified in the preamble hereto.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith, including the Transition Services Agreement.

“Buyer Board” has the meaning specified in Section 6.2(b).

“Buyer Group Member” means Parent, Buyer and its Affiliates and respective directors, managers, officers, employees, consultants, counsel, accountants, and other agents (including, following the Effective Time, the Companies) (each of whom, other than Buyer and the Parent, is an express third-party beneficiary of this Agreement).

“Buyer Prepared Return” has the meaning specified in Section 8.1(b).

“Cash” means the aggregate cash and cash equivalents of any kind (including outstanding deposits, bank account balances, marketable securities, short term investments and cleared checks) of the Companies.

“CASL” means An Act to Promote the Efficiency and Adaptability of the Canadian Economy by Regulating Certain Activities that Discourage Reliance on Electronic Means of Carrying out Commercial Activities, and to Amend the Canadian Radio-television and Telecommunications Commission Act, the Competition Act, the Personal Information Protection and Electronic Documents Act and the Telecommunications Act, SC 2010, c 23.

“CDM” has the meaning specified in the recitals hereto.

“CDMUS” has the meaning specified in the recitals hereto.

“Claim Notice” has the meaning specified in Section 11.4(a).

“Clean-up” means investigation, cleanup, removal, containment, mitigation, prevention, rehabilitation or other remediation or response actions required by applicable Environmental Law or Occupational Safety and Health Law.

“Closing” has the meaning specified in Section 3.1.

“Closing Date” has the meaning specified in Section 3.1.

“Closing Date Cash” means any Cash as of Closing, which, for greater certainty, shall exclude any Permitted Distributions paid or payable by the Companies in accordance with Section 7.10.

“Closing Date Indebtedness” means any Indebtedness of the Companies as of the Closing.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Commissioner” means the Commissioner of Competition appointed pursuant to Section 7(1) of the Competition Act or his designate.

“Companies” has the meaning specified in the recitals hereto.

“Company Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by the Companies under this Agreement or in connection herewith, including the Transition Services Agreement.

“Company Employees” means each employee of any Company.

“Company Independent Contractors” means each independent contractor of any Company.

“Company Intellectual Property” means, collectively, the Company Owned Intellectual Property and the Company Licensed Intellectual Property.

“Company IP Agreements” has the meaning specified in Section 4.16(b).

“Company Plan” means all material employee benefit plans and all retirement, welfare benefit, bonus, stock option, stock purchase, restricted stock, incentive, equity or equity-based compensation, deferred compensation, retiree health or life insurance, supplemental retirement, severance, change in control, vacation or other benefit plans, programs or arrangements, whether written or oral, that are maintained, contributed to or sponsored by a Company or its respective Affiliates, for which such Company has incurred any liability or obligation directly or indirectly for the benefit of any current or former Company Employee, or any Company director or individual consultant, other than governmental plans or arrangements, including but not limited to pension, medical insurance, parental insurance, employment insurance, workers’ compensation, and other similar plans.

“Company Source Code” means any source code or any portion, aspect or segment of any source code, relating to any Company Technology.

“Company Technology” means any and all technology, including Customer Offerings and Internal Systems, exclusively related to the Business and any and all Intellectual Property in any and all such technology.

“Competition Act” means the Competition Act (Canada), RSC 1985, c. C-34.

“Competition Act Approval” means, with respect to the Contemplated Transactions, the occurrence of one or more of the following: (a) the issuance to the Buyer of an Advance Ruling Certificate; or (b) the waiting period, including any extension thereof, under Section 123 of the Competition Act shall have expired or been terminated or waived, or the obligation to provide a pre-merger notification in accordance with Part IX of the Competition Act shall have been waived in accordance with Section 113(c) of the Competition Act; or (c) the Buyer shall have received a No-Action Letter.

“Competition Tribunal” means the Competition Tribunal established by subsection 3(1) of the Competition Tribunal Act (Canada), RSC 1985, c 19 (2nd Supp).

“Contaminant” means any solid, liquid, gas, emission, odour, heat, sound, vibration, radiation, element, noise, dust, smoke, material, substance, chemical, products, waste, compound, particulate or any derivative or combination of the foregoing that may impair or adversely affect the environment, injure or damage property or plant or animal life or harm, impair or adversely affect the enjoyment of property or the health of any individual, and includes fluorinated chemical substances, chemical substances in the per- and polyfluoroalkyl substances (PFAS) family, and any substance, compound or derivative defined, regulated, prohibited, prescribed, limited or prohibited by a Governmental Authority or any Environmental Laws or which is otherwise characterized under or pursuant to, defined in or regulated under any Environmental Laws as “hazardous”, “waste”, “toxic”, “deleterious”, “dangerous”, “pollutant”, “contaminant”, “radioactive”, “harmful”, or words of similar meaning.

“Contemplated Transactions” means the transactions contemplated by this Agreement and each of the Transaction Documents.

“Contract” means, with respect to any Person, any contract, agreement, commitment, deed, mortgage, lease, license or warranty obligation, whether written or oral, express or implied, or other document or instrument (including any document or instrument evidencing or otherwise relating to any Indebtedness), to which or by which such Person is a party or otherwise subject or bound.

“Customer Offerings” means (a) the products (including Software and documentation) that any Company (i) currently develops, manufactures, markets, distributes, makes available, sells or licenses to third parties, (ii) has developed, manufactured, marketed, distributed, made available, sold or licensed to Persons within the previous two (2) years, or (iii) currently plans to develop, manufacture, market, distribute, make available, sell or license to Persons in the future and (b) the services that any Company (i) currently provides or makes available to Persons, (ii) has provided or made available to Persons within the previous two (2) years, or (iii) currently plans to provide or make available to Persons in the future.

“Data Room” means the “Project Presto” data site maintained on the Firmex platform.

“DDC” has the meaning specified in the recital hereto.

“Debt Commitment Letter” has the meaning specified in Section 6.7(a).

“Debt Financing” has the meaning specified in Section 6.7(a).

“Debt Financing Sources” has the meaning specified in Section 6.7(a).

“Deductible” has the meaning specified in Section 11.3(f).

“Disclosed Personal Data” means Personal Data that is subject to Canadian privacy legislation and that a Party receives from one of the other Parties in connection with this Agreement prior to Closing.

“Disclosure Requirements” has the meaning specified in Section 8.8.

“Disputed Items” has the meaning specified in Section 2.3(c).

“Effective Time” means 12:01 a.m. Eastern Prevailing Time on the Closing Date.

“Encumbrance” means any lien, claim, charge, security interest, security agreement, deed of trust, mortgage, pledge, hypothecation, encumbrance, option, encroachment, Governmental Order, easement, conditional sale or other title retention agreement, defect in title, covenant or other restrictions of any kind, restrictions on transfer (other than restrictions on transfer arising under applicable securities Laws) or other similar encumbrances whether created or arising by agreement, statute or otherwise at law, attaching to property, interests or rights and shall be construed in the widest possible terms and principles known under applicable laws relating to such property, interests or rights and whether or not they constitute specific or floating charges as those terms are understood under the laws of the province or state which governs the property, interest or right.

“Enforceable” means, with respect to any Contract stated to be “Enforceable” by or against any Person, that such Contract is a legal, valid and binding obligation of such Person fully enforceable by or against such Person in accordance with its terms, except as may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforceability of creditors’ rights generally and (b) general principles of equity that may limit the availability of remedies (regardless of whether enforceability is considered in a proceeding in equity or at law).

“Environmental Laws” means all applicable Laws relating to or addressing (i) the protection and preservation of the natural environment and of plant, animal, fish or human health and safety in relation to Contaminants in the Environment; (ii) any Contaminants or any activity, incident, event or occurrence involving the use, handling, treatment, storage, Release, threatened Release, manufacture, possession, storage, presence, generation, transportation, import, export, distribution, processing, abatement, removal, remediation, disposal, disposition or disposal of any Contaminant, and any corrective action or response with respect to the foregoing; and (iii) otherwise imposing liability or standards of conduct concerning the protection and preservation of the natural environment and of plant, animal, fish, or human health in relation to Contaminants in the Environment, including all with respect to monitoring, record-keeping, notification, disclosure and reporting relating to clauses (i), (ii) and/or (iii) and all Governmental Permits issued or required to be issued pursuant to such laws and legal requirements relating to clauses (i), (ii) and (iii).

“Environmental, Health and Safety Liabilities” means any Governmental Order, Governmental Investigation, claim, demand, suit, cost, damages, expense, liability, debt, obligation (including any investigatory, corrective or remedial obligation), or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including the presence of on-site or off-site Contaminants, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for Clean-up costs or actions, (whether or not such Clean-up has been required or requested by any Governmental Authority or any other Person); or (d) any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law.

“Equity Financing” has the meaning specified in Section 6.7(a).

“Equity Provider” means North Run Strategic Opportunities Fund I, LP.

“Estimated Closing Statement” has the meaning specified in Section 2.3(a).

“Estimated Closing Date Cash” has the meaning specified in Section 2.3(a).

“Estimated Closing Date Indebtedness” has the meaning specified in Section 2.3(a).

“Estimated Net Working Capital” has the meaning specified in Section 2.3(a).

“Estimated Purchase Price” means:

(a)    Seventy Million Dollars ($70,000,000); plus

(b)    the amount by which the Estimated Net Working Capital exceeds the Target Net Working Capital, if applicable; minus

(c)    the amount by which the Target Net Working Capital exceeds the Estimated Net Working Capital, if applicable; minus

(d)    the Estimated Transaction Expenses; minus

(e)    the Estimated Closing Date Indebtedness; plus

(f)    the Estimated Closing Date Cash; minus

(g)    the Planned Capital Expenditures Amount.

“Estimated Transaction Expenses” has the meaning specified in Section 2.3(a).

“Exiting Employee Payments” has the meaning specified in Section 9.3(a).

“Exiting Employees” has the meaning specified in Section 9.3(a).

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any investigation (including any Governmental Investigation), claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals), but excluding any allocation of internal Buyer or Seller costs.

“Facilities” means any buildings, plants, improvements or structures located on the Real Property.

“Fee Letter” has the meaning specified in Section 6.7(a).

“Final Closing Date Cash” has the meaning specified in Section 2.3(c).

“Final Closing Date Indebtedness” has the meaning specified in Section 2.3(c).

“Final Closing Statement” has the meaning specified in Section 2.3(c).

“Final Net Working Capital” has the meaning specified in Section 2.3(c).

“Final Transaction Expenses” has the meaning specified in Section 2.3(c).

“Final True-Up Statement” has the meaning specified in Section 9.3(h).

“First True-Up Statement” has the meaning specified in Section 9.3(f).

“Fundamental Representations” has the meaning specified in Section 11.3(a).

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign (a) government or any governmental, regulatory or administrative body thereof, or political subdivision thereof, (b) governmental agency, instrumentality, commission, department, board, bureau, office or any authority thereof, (c) multinational or supra national entity, body or authority or (d) court, tribunal or other adjudicative body.

“Governmental Investigation” means an investigation by a Governmental Authority, other than routine contract audits, site visits, corrective plans or inspections of deliverables.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, ruling, determination or award, in each case entered by or with any Governmental Authority.

“Governmental Permits” has the meaning set forth in Section 4.10.

“Guaranteed Obligations” has the meaning set forth in Section 13.9(a).

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board and included in the CPA Canada Handbook (Part I) published by the Chartered Professional Accountants of Canada.

“Income Tax Return” means any Tax Return filed or required to be filed in connection with the determination, assessment or collection of any Tax measured by or imposed on net income or earnings (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof).

“Indebtedness” of any Person shall mean and include (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money; (b) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument; (c) indebtedness of such Person secured by an Encumbrance on assets or properties of such Person; (d) any liability of such Person in respect of drawn banker’s acceptances or letters of credit or overdrafts, if and to the extent drawn upon; (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with Canadian GAAP prior to the introduction of IFRS 16, recorded as capital leases; (f) all obligations issued or assumed as the deferred purchase price of property, goods or services, net of any related prepaid vendor deposits, any related inventory held and any related accounts receivable amounts; (g) direct or indirect guarantees or other contingent liabilities (including so called “make-whole,” “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (g) above; and (h) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (g) above, all accrued and unpaid interest, premiums, penalties, breakages costs, fees, termination costs, redemption costs, expenses and other charges with respect to any thereof, in each case solely to the extent that payment has been demanded by the beneficiary of such obligation and the underlying obligor is in default of such obligations. Notwithstanding the foregoing, “Indebtedness” shall not include (i) any amounts reflected in Transaction Expenses or Net Working Capital, (ii) any liabilities or obligations related to financing arrangements entered into by or at the written direction of Buyer or its Affiliates in connection with the Contemplated Transactions or (iii) any Indebtedness between any of the Companies.

“Indemnified Party” has the meaning specified in Section 11.4(a).

“Indemnitor” has the meaning specified in Section 11.4(a).

“Intellectual Property” means all of the following, whether protected, created or arising under the laws of Canada or any non-Canadian jurisdiction: (a) inventions and patents and patent applications therefor (including all patents issuing thereon), together with all continuation applications of all types, including reissuances, divisions, continuations, continuations-in-part, revisions, extensions and re-examinations thereof, and all rights therein provided by international treaties or conventions rights; (b) trademarks, service marks, signs, trade dress, logos, and trade names, whether registered or unregistered, and Internet domain names; (c) copyrightable works (including software and AI Inputs), all copyrights and applications, and all registrations and renewals in connection therewith; (d) industrial designs, whether registered or unregistered; and (e) trade secrets and know-how.

“Intellectual Property Registrations” means Patent Rights, registered Trademarks, registered copyrights and designs, registered databases, mask work registrations and applications and filings for each of the foregoing, including for any Intellectual Property rights that have been registered, filed, certified or otherwise perfected or recorded with or by any Governmental Authority.

“Interim Balance Sheet Date” has the meaning specified in Section 4.6(a).

“Interim Financials” has the meaning specified in Section 4.6(a).

“Internal Systems” means the Software and documentation and the computer, communications and network systems (both desktop and enterprise wide), materials and test apparatus used by any Company in its businesses or operations or to develop, manufacture, fabricate, assemble, provide, distribute, support, maintain or test the Customer Offerings, whether located on the premises of any Company or hosted at a third party site.

“Knowledge of Buyer” (or similar phrase to the same effect) means the actual knowledge (after reasonable inquiry) of Rick Mills, George Sautter and Ryan Mudd, without personal liability on the part of any of them.

“Knowledge of Seller” (or similar phrase to the same effect) means the actual knowledge (after reasonable inquiry) of Gord Nelson, Dan McGrath, Fabrizio Stanghieri, James Stockford, and Curtis Ryckman, without personal liability on the part of any of them.

“Laws” means any Canadian, United States, or foreign federal, state, provincial, territorial, municipal, and local laws, statutes, regulations, directives, rules, jurisprudence, codes, ordinances, constitutions, legal requirements, Governmental Orders or treaties enacted, adopted, issued or promulgated by any Governmental Authority, including the common law of any such jurisdiction.

“Losses” means, with respect to any Person, all losses, damages, fines, penalties, fees, costs or Expenses (including reasonable legal fees and expenses other professional fees, costs and expenses actually incurred in connection with an Action ), settlement amounts, awards, judgments and liabilities against or affecting such Person. The term “Losses” shall not include any special, exemplary or punitive damages, except, only in the event of a Third-Party Claim, to the extent any Indemnified Party is liable for such special, exemplary or punitive damages pursuant to an award by a court of competent jurisdiction in a final, non-appealable decision.

“Material Contract” has the meaning specified in Section 4.17(a).

“Advertising Sales Agency Agreement” means that certain advertising sales agency agreement by and between Seller and CDM, in the form appended hereto as Exhibit B.

“Net Working Capital” means total consolidated current assets minus total consolidated current liabilities of the Companies as of Closing, as calculated pursuant to IFRS (except as specifically set forth herein or on Exhibit A) as set forth on Exhibit A hereto; provided, however, that all Closing Date Indebtedness and Transaction Expenses to be paid from the proceeds of Closing pursuant to Section 3.2 hereof shall not be considered to be a current liabilities in determining Net Working Capital, and Net Working Capital shall exclude Cash. For the avoidance of doubt, to the extent an amount is addressed by or fits within the definition of “Net Working Capital,” as well as the definition of “Indebtedness,” such amount shall not be duplicated for purposes of any calculations hereunder.

“No-Action Letter” means a notice from the Commissioner or a Person authorized by the Commissioner indicating that the Commissioner does not, as of the date of the notice, intend to make an application under Section 92 of the Competition Act in respect of the Contemplated Transactions.

“Notice of Arbitration” has the meaning specified in Section 13.11(d).

“Occupational Safety and Health Law” means any applicable Law related to occupational health and safety, including the Occupational Safety and Health Act of 1970, as amended, the Occupational Health and Safety Act (Ontario), as amended, and the respective rules and regulations promulgated thereunder, as adopted and in effect prior to the Closing Date.

“Open Source Materials” means any Software, documentation or other material that (a) is distributed as “free software,” “open source software” or under a similar licensing or distribution model, including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), or any other license described by the Open Source Initiative as set forth on www.opensource.org, or (b) grants, or purports to grant, to any third party, any rights or immunities under Intellectual Property rights (including that (i) require or purport to require, as a condition of the modification, distribution or other use of such material, that any Software, documentation or other material incorporated into, derived from or distributed with such Software, documentation or other material (1) be disclosed or distributed in source code form, (2) be licensed for the purpose of making derivative works, or (3) include attribution notices) or (c) restricts or purports to restrict the licensee’s ability to (i) charge for distribution of any Software, documentation or other material, or (ii) use any Software, documentation or other material for commercial purposes.

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent in all material respects with the past customs and practices of such Person and which is taken in the normal day-to-day operations of such Person and does not require the consent of the holders of equity securities of, or the board of directors of, such Person, provided that, the Ordinary Course of Business shall include all actions taken or omitted to be taken by the Companies that are mandated by any Governmental Authority in response to or in connection with any epidemic, pandemic, endemic, or disease or viral outbreak, including SARS-CoV-2 or COVID-19, and any evolutions thereof or related or associated epidemics, pandemics or disease outbreaks.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation, formation or organization, and any joint venture, limited liability company, operating or partnership agreement and other similar documents entered into or adopted at any time or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, shareholders’ agreements, voting agreements, rights of first refusal and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Outside Date” means December 15, 2025.

“Patent Rights” means all patents, patent applications (including provisional applications), utility models, design registrations and certificates of invention and other governmental grants for the protection of inventions or industrial designs (including all related continuations, continuations-in-part, divisionals, reissues and re-examinations).

“Permitted Distribution” has the meaning specified in Section 7.10(a).

“Permitted Encumbrances” means any: (a) Encumbrances for Taxes, assessments or other governmental charges or levies that are not yet due and payable or that may hereafter be paid without material penalty or that are being contested in good faith by appropriate actions, to the extent such amount is reserved in the Net Working Capital; (b) statutory Encumbrances of landlords and workers’, carriers’, materialmen’s, suppliers’ and mechanics’ or other like Encumbrances incurred in the Ordinary Course of Business that are not overdue or that are being contested in good faith by appropriate actions, in each case, the extent such amount is reserved in the Net Working Capital; (c) Encumbrances and encroachments which do not materially interfere with the present use of the properties they affect, or the operation of the Business; (d) Encumbrances that will be released prior to or as of the Closing; (e) Encumbrances created by or through Buyer or any of its Affiliates; (f) Encumbrances in respect of any obligations as lessee under capitalized leases; (g) Encumbrances arising under worker’s compensation, unemployment insurance, social security, retirement and similar Laws; (h) Encumbrances arising under federal, provincial, or state securities laws; and (i) licenses of Intellectual Property granted in the Ordinary Course of Business.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

“Personal Data” means any information, in any form, that (a) is about an individual, (b) identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual, or (c) is otherwise defined as “personal information”, “personal data”, “personally identifiable information”, or “protected health information” by applicable Law.

“Planned Capital Expenditures” means certain of the Companies’ planned capital expenditures as of the date of this Agreement that are described on Schedule 1.1.

“Planned Capital Expenditures Amount” means an amount of $2,590,000 in respect of the Planned Capital Expenditures, provided that such amount shall be reduced to the extent that any of the Planned Capital Expenditures are made prior to Closing.

“Post-Closing Exiting Employee Payments” has the meaning specified in Section 9.3(e).

“Pre-Closing Income Tax Return” has the meaning specified in Section 8.1(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing and the portion of any Straddle Period ending on and including the day preceding the Closing Date.

“Preliminary Closing Date Cash” has the meaning specified in Section 2.3(b).

“Preliminary Closing Date Indebtedness” has the meaning specified in Section 2.3(b).

“Preliminary Closing Statement” has the meaning specified in Section 2.3(b).

“Preliminary Net Working Capital” has the meaning specified in Section 2.3(b).

“Preliminary Purchase Price” has the meaning specified in Section 2.3(b).

“Preliminary Transaction Expenses” has the meaning specified in Section 2.3(b).

“Privacy Laws” shall mean, in each case relating to or governing privacy, the Processing or protection of Personal Data or data security, all applicable (a) Laws, and (b) regulations, findings, orders, policy positions, guidelines and other guidance documents issued by one or more Governmental Authority.

“Process” means any operation or set of operations which is performed on information or data, whether or not by automated means, including collection, access, receipt, acquisition, generation, creation, use, combination, aggregation, deidentification, reidentification, holding, storage, maintenance, disclosure, transfer, communication, entrusting, copying, modification, retention, deletion, destruction, disposal, erasure and anonymization.

“Purchase Price” has the meaning specified in Section 2.2.

“Qualified Severance Payments” has the meaning specified in Section 9.3(a).

“Quebec Privacy Act” means Quebec’s Act respecting the protection of personal information in the private sector (CQLR c P-39.1).

“Related Party” means: (i) each individual who is, or who has at any time been, an officer or director of any Company, and each individual who is an officer or director of Seller; (ii) each member of the immediate family of each of the individuals referred to in clause (i) above; (iii) any trust or other entity (other than any Company) in which any one of the individuals referred to in clauses (i) and (ii) above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary, equity or other financial interest; and (iv) Seller.

“Release” means the release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, emitting, escaping, emptying, injecting, pouring, pumping, leaching or migrating of any Contaminant through, in, into or from the air, soil, surface water, groundwater or any property, including indoor air.

“Representatives” means the directors, managers, officers, employees, consultants, counsel, accountants, and other agents of a Person and any of such Person’s Affiliates.

“Required Amount” has the meaning specified in Section 6.7(c).

“Restricted Business” has the meaning specified in Section 9.1(a).

“Restricted Entity” means any Person in respect of which the Buyer has provided at least 20 days prior written notice to the Seller that the equity or securities of such Person derive, or may reasonably be expected to derive, more than 10% or more of their value from any property owned by CDM or DDC at the time of Closing (other than any Person that is a Restricted Person on the date hereof).

“Restricted Period” has the meaning specified in Section 9.1(a).

“Restricted Persons” means, in respect of Seller, any Person controlled by, or under common control with, Seller (within the meaning of the Tax Act).

“Revenues” means, for any period of determination, cumulative revenues of the Business conducted by any Company or any successor for such period determined in accordance with IFRS. Revenues shall be, except as specifically stated otherwise, determined according to IFRS consistently applied in accordance with the Companies’ accounting policies and practices.

“SEC” means the U.S. Securities and Exchange Commission.

“Second True-Up Statement” has the meaning specified in Section 9.3(g).

“Seller” has the meaning specified in the preamble.

“Seller Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Cineplex Inc., Seller or any Company under this Agreement or in connection herewith, including the Undertaking Letter, Advertising Sales Agency Agreement and the Transition Services Agreement.

“Seller Disclosure Schedules” means the disclosure schedules of the Companies and Seller attached to the final executed copy of this Agreement.

“Seller Group Member” means Seller and its Affiliates, and respective directors, managers, officers, employees, consultants, counsel, accountants, and other agents.

“Seller Material Adverse Effect” means any fact, state of facts, occurrence, condition, circumstance, change, effect or development that, individually or when taken together with other facts, events, changes, developments, circumstances or effects, is or would reasonably be expected to (a) have a material adverse effect on the assets, liabilities, condition (financial or otherwise), results of operations or Business of the Companies, taken as a whole, or (b) prevent or materially delay the ability of the Companies or Seller to consummate the Contemplated Transactions; provided, however, that in the case of the preceding clause (a), no such fact, state of facts, occurrence, condition, circumstance, change, effect or development affecting the Companies shall constitute a Seller Material Adverse Effect hereunder to the extent resulting from: (i) changes in the general worldwide, Canadian or U.S. financial, securities and currency markets, changes in prevailing interest rates or exchange rates or changes in general worldwide, Canadian or U.S. economic, regulatory or political conditions; (ii) changes that generally affect the industry in which the Companies operate, (iii) acts of war (whether or not declared), armed hostilities, or terrorism or the escalation or worsening thereof or other events or changes that generally affect the participants in the industry in which the Companies operate; (iv) any natural disaster or act of God; (v) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index); (vi) changes in applicable Law affecting the Business or the Companies; (vii) any epidemic, pandemic, disease outbreak, or other public health emergency; (viii) the taking of any action contemplated by the Transaction Documents; (ix) fluctuations in sales or earnings of the Companies or failure of any of the Companies to meet internal or published sales, earnings, budgets, plans, forecasts or other financial or non-financial projections or estimates, the negotiation, execution, announcement, pendency or performance of this Agreement, compliance with terms of this Agreement or the consummation of the Contemplated Transactions or any communication by Buyer or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Business, including losses or threatened losses of, or any adverse change in the relationship with employees, customers, vendors, suppliers, distributors, financing sources, joint venture partners, licensors, licensees or others having relationships with the Companies; or (x) any breach by Buyer of its obligations under the Transaction Documents; provided, however, that the foregoing subparagraphs (i) to (v) will not apply and may be taken into account if such effect, change, event, development or circumstance disproportionately adversely affects the Companies, taken as a whole, compared to other Persons that operate in the industry in which the Companies operate.

“Seller” has the meaning specified in the preamble.

“Severance Cap” has the meaning specified in Section 9.3(e).

“Severance Period” has the meaning specified in Section 9.3(e).

“Shares” has the meaning specified in the recitals hereto.

“Software” means computer software code, applications, utilities, development tools and diagnostics, including those related to machine learning, large language models, generative AI, agentic AI, and other artificial intelligence technologies, related programmer comments and annotations, help text, data and data structures, instructions and procedural, object-oriented and other code, databases and embedded systems, whether in source code, interpreted code, object code, computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

“Straddle Period” means any taxable period that begins before and ends after the Closing Date.

“STIP” has the meaning specified in Section 9.3(a).

“Tail Policies” has the meaning specified in Section 7.7.

“Target Net Working Capital” means an amount of negative $260,000.

“Tax Act” means the Income Tax Act (Canada), as amended.

“Tax Claim” has the meaning specified in Section 8.4(a).

“Tax Regulations” has the meaning specified in Section 4.13(d).

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Governmental Authority relating to Taxes.

“Tax” means all United States or Canadian federal, state, provincial, municipal, territorial and local and any non-U.S. or other taxes, including income, excise, escheat, property, sales, goods and services, harmonized sales, use, transfer, franchise, employment, payroll, withholding, social security, alternative or add-on minimum, ad valorem, value added, transfer, stamp, environmental tax, Canada Pension Plan and employment insurance premiums and any other governmental pension plan contributions or premiums, customs, duties, imposts and other similar governmental charges, together with any interest, penalties, additions or additional amounts with respect thereto.

“Territory” has the meaning specified in Section 9.1(a).

“Third Party Claim” has the meaning set forth in Section 11.4(a).

“Trade Secrets” means trade secrets, know-how and confidential business information and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection Laws, including the Uniform Trade Secrets Act.

“Trademarks” means all registered trademarks and service marks, logos, Internet domain names, corporate names and doing business designations and all registrations and applications for registration of the foregoing, common law trademarks and service marks and trade dress.

“Training Data” means all data, information or databases used to develop, train, improve, operate, test or validate an algorithm, including any AI Product.

“Transaction Documents” means this Agreement and all Buyer Ancillary Agreements, Company Ancillary Agreements and the Seller Ancillary Agreements.

“Transaction Expenses” means, collectively: (a) any and all fees, costs, and expenses (including legal, accounting, consultant’s, broker’s, investment bankers’ and finder’s fees, and expenses) incurred by any Company in connection with the sale or other disposition of the business of Company, including the Contemplated Transactions, to the extent such amounts are unpaid as of immediately prior to the Closing; (b) any and all change in control payments, retention bonuses, transaction bonuses, Exiting Employee STIP Payments or other similar payments that become payable to any Company Employee or by the Companies by reason of the execution of this Agreement or the consummation of the Contemplated Transactions, the amounts and recipients of which are set forth on Section 4.12(b) of the Seller Disclosure Schedules, in each case to the extent such amounts are unpaid as of immediately prior to the Closing; (c) the employer’s share of any payroll taxes, including employer-side Canada Pension Plan and employment insurance premiums, resulting from any payments made in connection with the Contemplated Transactions (including any payments described in clause (b) above); (d) any out of pocket fees and expenses agreed to by any Company prior to the Closing in connection with obtaining waivers, consents or approvals of any Persons on behalf of any Company in connection with the Contemplated Transactions, which remain unpaid as of the Closing; (e) any and all amounts owed to any of the Companies’ Affiliates (as of immediately prior to Closing, and excluding the Companies); and (f) any amounts remaining unpaid as of the Closing to obtain the Tail Policies.

“Transition Services Agreement” means that certain transition services agreement by and among Seller and Buyer, in the form appended hereto as Exhibit C.

“Undertaking Letter” means a letter of undertaking executed on the date hereof by Cineplex Inc., in which Cineplex Inc. agrees to be bound by the covenants of Seller set forth in Section 7.5 and Section 9.1 of this Agreement.

“U.S.” or “United States” means the United States of America.

ARTICLE II
PURCHASE AND SALE OF SHARES

2.1    Purchase and Sale of Shares. On the terms and subject to the conditions hereof, at the Closing: (a) Seller will sell, assign, transfer and convey to Buyer, and Buyer will purchase and acquire from Seller, free and clear of all Encumbrances (other than Permitted Encumbrances described in clauses (d), (e) and (h) of the definition of Permitted Encumbrances), all of Seller’s right, title and interest in and to the Shares.

2.2    Purchase Price. The purchase price for the Shares (the “Purchase Price”) shall be an amount equal to:

(a)    Seventy Million Dollars ($70,000,000); plus

(b)    the amount by which the Final Net Working Capital exceeds the Target Net Working Capital, if applicable; minus

(c)    the amount by which the Target Net Working Capital exceeds the Final Net Working Capital, if applicable; minus

(d)    the Final Transaction Expenses; minus

(e)    the Final Closing Date Indebtedness; plus

(f)    the Final Closing Date Cash, minus

(g)    the Planned Capital Expenditures Amount.

2.3    Closing Statement; Computation of Closing Statement and Purchase Price.

(a)    Not less than three (3) Business Days prior to the Closing Date, Seller shall deliver to Buyer a statement (the “Estimated Closing Statement”), which sets forth as of the Closing: (i) by creditor or payee, the estimated Closing Date Indebtedness (the “Estimated Closing Date Indebtedness”); (ii) by advisor or payee, the estimated amount of the Transaction Expenses (the “Estimated Transaction Expenses”); (iii) Seller’s good faith estimate of the Net Working Capital calculated in accordance with Exhibit A hereto (the “Estimated Net Working Capital”); (iv) the estimated Closing Date Cash (the “Estimated Closing Date Cash”); (v) the Planned Capital Expenditures Amount; (vi) on the basis of the foregoing estimates, a calculation of the Estimated Purchase Price; and (vii) wire account information of (A) a Canadian bank account of Seller for the Estimated Purchase Price payable to Seller pursuant to Section 3.2(a) and (B) each creditor, payee and advisor listed on the Estimated Closing Statement.

(b)    No more than ninety (90) days after the Closing Date, Buyer will prepare and deliver to Seller a certificate executed by Buyer (the “Preliminary Closing Statement”) setting forth Buyer’s calculation of: (i) the Net Working Capital calculated in accordance with Exhibit A hereto (the “Preliminary Net Working Capital”); (ii) Closing Date Indebtedness (the “Preliminary Closing Date Indebtedness”); (iii) Transaction Expenses (the “Preliminary Transaction Expenses”); (iv) Closing Date Cash (the “Preliminary Closing Date Cash”); and (v) on the basis of the foregoing estimates, the Purchase Price (the “Preliminary Purchase Price”). The Preliminary Closing Statement shall be prepared in accordance with IFRS. The inventory valuation set forth in the Preliminary Closing Statement will be based on a physical inventory taken by the Companies prior to Closing and the Companies’ records with respect to inventory in transit or at customers’ locations at such time. The inventory shall be as updated by inventory records for the period after the taking of such physical inventory through the Closing Date.

(c)    Seller shall have thirty (30) days following receipt of the Preliminary Closing Statement to review the Preliminary Closing Statement and related components thereof. In connection therewith, Parent and Buyer will provide Seller and its authorized representatives (including outside accountants) reasonable access to all relevant books, Contracts, work papers, records and appropriate personnel of the Companies to the extent reasonably requested to complete such review. If Parent or Buyer does not provide Seller with adequate access to all relevant books, Contracts, work papers, records and appropriate personnel of the Companies relevant to the review of the Preliminary Closing Statement within five (5) Business Days after Seller’s request for such access (or such shorter period as may remain in Seller’s thirty (30)-day review period), then Seller’s review period shall be extended by one Business Day for each additional Business Day required for Buyer or Parent to fully respond to such request, or (if longer) by such number of days necessary to ensure Seller has at least five (5) Business Days remaining in the review period after all such requested information and access has been adequately provided. If Seller does not object to the Preliminary Closing Statement and related components thereof prior to the expiration of such thirty (30)-day period, the Preliminary Closing Statement, Preliminary Net Working Capital, Preliminary Closing Date Indebtedness, Preliminary Transaction Expenses, Preliminary Closing Date Cash, and Preliminary Purchase Price shall become the “Final Closing Statement”, “Final Net Working Capital,” “Final Closing Date Indebtedness”, “Final Transaction Expenses”, “Final Closing Date Cash,” and “Purchase Price”, respectively, for all purposes of this Agreement. If Seller objects to the Preliminary Closing Statement and related components thereof, Seller shall send a written notice to Buyer specifying its objections in reasonable detail and the basis therefor, prior to the expiration of such thirty (30)-day period. During the fifteen (15)-day period following Buyer’s receipt of any such objection notice, Buyer and Seller shall attempt to resolve the differences specified in such objection notice and any resolution by them (evidenced in a writing signed by Buyer and Seller) of such differences shall be final, binding and conclusive for all purposes of this Agreement. If, at the conclusion of such 15-day period, any amounts remain in dispute, then the amounts so in dispute (the “Disputed Items”) shall be submitted to KPMG LLP (the “Accounting Arbitrator”) within five (5) days after the expiration of such 15-day period. The Accounting Arbitrator shall act as an arbitrator to determine and resolve, based solely on presentations by Seller and Buyer, and not by independent review, only the Disputed Items. With respect to each Disputed Item, such determination, if not in accordance with the position of either Buyer or Seller, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Buyer or Seller with respect to such Disputed Item. The Parties shall use commercially reasonable efforts to cause the Accounting Arbitrator to render a determination within thirty (30) days of their selection and to set forth such determination in a written statement delivered to Seller and Buyer, which shall, absent manifest error, be final, binding and conclusive for all purposes of this Agreement. The Preliminary Closing Statement, Preliminary Net Working Capital, Preliminary Closing Date Indebtedness, Preliminary Transaction Expenses, Preliminary Closing Date Cash, and Preliminary Purchase Price shall be adjusted to reflect all agreed-upon changes and the resolution of all Disputed Items by the Accounting Arbitrator and, as so adjusted, shall be the “Final Closing Statement”, “Final Net Working Capital,” “Final Closing Date Indebtedness”, “Final Transaction Expenses”, “Final Closing Date Cash,” and “Purchase Price”, respectively, for all purposes of this Agreement. All fees and expenses of the Accounting Arbitrator shall be shared by Buyer and Seller in inverse proportion to the relative amounts of the disputed amount determined to be for the account of Buyer and Seller, respectively.

(d)    Notwithstanding the foregoing, the Purchase Price shall be further adjusted by any payments made pursuant to Section 9.3(f), Section 9.3(g) and Section 9.3(h).

2.4    Purchase Price Adjustments. Not later than five (5) Business Days following final determination of the Final Closing Statement and related components thereof pursuant to Section 2.3(c):

(a)    if, as finally determined pursuant to Section 2.3(c), the Purchase Price is greater than the Estimated Purchase Price (the amount by which it is greater, the “Positive Adjustment Amount”), Buyer shall pay, or cause to be paid, the Positive Adjustment Amount to Seller by wire transfer of immediately available funds to such accounts as Seller shall direct in writing; and

(b)    if, as finally determined pursuant to Section 2.3(c), the Purchase Price is less than the Estimated Purchase Price (the amount by which it is greater, the “Negative Adjustment Amount”), Seller shall pay, or cause to be paid, the Negative Adjustment Amount to Buyer by wire transfer of immediately available funds to such accounts as Buyer shall direct in writing.

(c)    For greater certainty, any payments made pursuant to this Section 2.4 shall be treated as an adjustment to the consideration paid for the Shares, and reflect the difference between the Estimated Purchase Price and the Purchase Price as ultimately determined under Section 2.3(c).

ARTICLE III
CLOSING

3.1    Closing Date. On the second Business Day following the satisfaction or waiver of the conditions set forth in Section 10.1 and Section 10.2 (other than such conditions which, by their nature, are to be satisfied at Closing), or on such other date as Seller and Buyer may mutually agree, the purchase and sale of the Shares (the “Closing”) shall take place remotely via the electronic exchange of executed documents or closing deliverables (the date on which the Closing takes place being the “Closing Date”). For all purposes under this Agreement and all other Transaction Documents, the Closing shall be deemed to be effective as of the Effective Time.

3.2    Closing Date Payments. At Closing, Buyer shall:

(a)    pay or cause to be paid, to the account of Seller set forth in the Estimated Closing Statement, by wire transfer of immediately available funds, an amount equal to the Estimated Purchase Price;

(b)    pay, or cause to be paid, on behalf of the applicable Companies, the all of the Closing Date Indebtedness, by wire transfer of immediately available funds to the accounts and in the amounts specified in writing pursuant to executed payoff and/or lien release letters in form and substance reasonably acceptable to Buyer; and

(c)    pay, or cause to be paid, on behalf of the applicable Companies, the amount of Transaction Expenses as estimated pursuant to Section 2.3(a), by wire transfer of immediately available funds to the accounts and in the amounts set forth in final invoices delivered to the Buyer.

3.3    Buyer’s Deliveries. At Closing, Buyer shall deliver to Seller all of the following:

(a)    The payment(s) set forth in Section 3.2;

(b)    A certificate of the secretary or other officer of Buyer, dated the Closing Date, certifying that attached thereto are true, correct and complete copies of (i) the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements and the Contemplated Transactions; and (ii) the incumbency and signatures of the directors and officers of Buyer executing this Agreement or any of the Buyer Ancillary Agreements;

(c)    A certificate of the secretary or other officer of Buyer, dated the Closing Date, certifying as to the satisfaction of those conditions set forth in Sections 10.1(a) and 10.1(b);

(d)    A certificate of status of Buyer dated within ten (10) Business Days of the Closing Date;

(e)    A certificate of good standing of Parent dated within ten (10) Business Days of the Closing Date;

(f)    The Transition Services Agreement, duly executed by Buyer; and

(g)    The Advertising Sales Agency Agreement, duly executed by the Seller and CDM.

3.4    Seller’s Deliveries. At Closing, Seller shall deliver to Buyer all of the following:

(a)    A certificate of an officer of each Company, dated the Closing Date, certifying that attached thereto are true, correct and complete copies of (i) the Organizational Documents of such Company, with no amendments thereto since a specified date; (ii)  the resolutions of the board of directors of such Company authorizing the execution, delivery and performance of this Agreement and the Company Ancillary Agreements and the Contemplated Transactions (or if such resolutions are not required, a certification to such effect); and (iii) the incumbency and signatures of the directors and officers of such Company executing this Agreement or any of the Company Ancillary Agreements, as applicable;

(b)    A certificate of an officer of the general partner of Seller, dated the Closing Date, certifying that attached thereto are true, correct and complete copies of (i) the Organizational Documents, with no amendments thereto since a specified date; (ii)  the resolutions of the board of directors and shareholder(s) of the general partner of Seller authorizing the execution, delivery and performance of this Agreement and the Seller Ancillary Agreements and the Contemplated Transactions; and (iii) the incumbency and signatures of the directors and officers of the general partner of Seller executing this Agreement or any of the Seller Ancillary Agreements;

(c)    A certificate of the secretary or other officer of Seller and each Company, dated the Closing Date, certifying as to the satisfaction of those conditions set forth in Section 10.2(a), 10.2(b) and 10.2(f);

(d)    A good standing certificate (or its equivalent) of each Company and Seller, each dated within ten (10) Business Days of the Closing Date, from the registrars of their respective jurisdictions of organization and operations where they are required under applicable Law to be registered;

(e)    Duly executed letters of resignation and mutual release of each officer and director of each Company, dated as of the Closing Date, in the form appended hereto as Exhibit D;

(f)    A certificate representing the Shares, duly endorsed in blank or accompanied by security transfer powers duly endorsed in blank in proper form for transfer;

(g)    The Transition Services Agreement, duly executed by Seller; and

(h)    The Advertising Sales Agency Agreement, duly executed by the Seller and CDM; and

(i)    Evidence reasonably acceptable to Buyer that those consents or notices required by the Material Contracts set forth on Schedule 3.4(i) have been obtained or delivered, as applicable.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLER CONCERNING THE COMPANIES

As an inducement to Buyer to enter into this Agreement and to consummate the Contemplated Transactions, Seller represents and warrants to Buyer as follows and acknowledges that Buyer is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Contemplated Transactions. All representations and warranties of Seller concerning each Company are made subject to an applicable disclosure in Seller Disclosure Schedules making specific reference to the Section or Sections of this Agreement to which it applies.

4.1    Organization of Each Company; Organizational Documents.

(a)    Organization. DDC and CDM are duly organized, validly existing and in good standing under the laws of the Province of Ontario. CDMUS is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each Company (i) has all requisite power (corporate or otherwise) and authority to own and operate its properties and to carry on its business as presently conducted, and (ii) is duly qualified and in good standing to do business in each jurisdiction in which the nature of its activities or the character of the properties it owns or leases make such qualification necessary, except, in the case of this clause (ii), in such cases where the lack of said authorization or qualification has not had and would not have, individually or in the aggregate, a Seller Material Adverse Effect; all of such jurisdictions are listed on Section 4.1(a) of the Seller Disclosure Schedules.

(b)    Organizational Documents. Each Company has made available to Buyer in the Data Room complete and accurate copies of its Organizational Documents.

4.2    Capitalization of Each Company; Title to Shares.

(a)    The authorized capital of DDC consists of unlimited common shares, without par value, of which, as of the date of this Agreement and the Closing Date, 12,742 common shares were issued and outstanding. The Shares constitute all of the outstanding shares in the capital of DDC. Seller owns the Shares free and clear of all Encumbrances other than Permitted Encumbrances. The Shares have been duly authorized and are validly issued, fully paid and nonassessable. Except for the Shares, there are no other equity securities of DDC or other rights in or with respect thereto outstanding. As of immediately prior to the Closing, no Person will have any right in or to any equity interest of DDC other than Seller.

(b)    The authorized capital of CDM consists of an unlimited number of voting common shares, without par value and an unlimited number of Class “A” Special Shares, without par value, of which, as of the date of this Agreement and the Closing Date, 420 Common Shares and 300 Class “A” Special Shares were issued and outstanding (the “CDM Shares”). The CDM Shares constitute all of the outstanding shares in the capital of CDM. DDC owns the CDM Shares free and clear of all Encumbrances other than Permitted Encumbrances. The CDM Shares have been duly authorized and are validly issued, fully paid and nonassessable. Except for the CDM Shares, there are no other equity securities of CDM or other rights in or with respect thereto outstanding. As of immediately prior to the Closing, no Person will have any right in or to any equity interest of CDM other than DDC.

(c)    The authorized capital stock of CDMUS consists of 1,500 shares of common stock, no par value per share, of which, as of the date of this Agreement and the Closing Date, 100 shares of common stock were issued and outstanding (the “CDMUS Shares”). The CDMUS Shares constitute all of the outstanding shares of capital stock of CDMUS. DDC owns the CDMUS Shares free and clear of all Encumbrances other than Permitted Encumbrances. The CDMUS Shares have been duly authorized and are validly issued, fully paid and nonassessable. Except for the CDM Shares, there are no other equity securities of CDM or other rights in or with respect thereto outstanding. As of immediately prior to the Closing, no Person will have any right in or to any equity interest of CDM other than DDC.

(d)    There are no options, warrants, puts, calls, rights, arrangements, commitments or agreements to which any Company is a party or by which any Company or its assets is bound or to which any other Person is a party, relating to the issuance, sale, purchase, repurchase, conversion, exchange, registration, voting, transfer or redemption of the Shares or other equity interests or securities of any Company, whether on conversion of other securities or otherwise, or obligating any Company to grant, extend or enter into any such option, warrant, put, call, right, arrangement, commitment or agreement, and there are no outstanding contractual rights to which any Company is a party, the value of which is based on the value of such Company’s equity interests. There are no outstanding contractual obligations of any Company to repurchase, redeem or otherwise acquire the any equity interest.

(e)    No Company is a party to and there does not exist any shareholder agreement, voting trust agreement or any other similar contract restricting or otherwise relating to the voting, dividend, ownership or transfer rights of any shares in the capital of any Company.

(f)    No Company has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or that are convertible into or exercisable for securities having the right to vote) with Seller on any matter.

(g)    The Shares, CDM Shares and CDMUS Shares have not been issued in violation of, and are not subject to, any pre-emptive or subscription rights, and the Shares, CDM Shares and CDMUS Shares have been offered, issued, sold and delivered by the applicable Company in compliance with all applicable securities Laws.

4.3    Subsidiaries and Investments. Except as set forth in Section 4.2 of the Agreement, no Company owns, directly or indirectly, of record or beneficially, any outstanding voting securities or other equity interests in any corporation, partnership, joint venture, limited liability company or other entity.

4.4    Authority of Companies. Each Company has full corporate power and authority to execute, deliver and perform this Agreement and the Company Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof. This Agreement has been duly authorized, executed and delivered by each Company and is the legal, valid and binding obligation of such Company, Enforceable in accordance with its terms. Each Company Ancillary Agreement has been duly authorized and, when executed and delivered by all parties thereto, will be the legal, valid and binding obligation of each Company, Enforceable in accordance with their respective terms.

4.5    No Conflict. Except as set forth in Section 4.5 of the Seller Disclosure Schedules or as may result from any facts and circumstances relating to Buyer or any of its Affiliates, neither the execution and delivery of this Agreement or each Company Ancillary Agreements, nor the consummation of any of the transactions contemplated hereby or thereby, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of notice, first refusal, acceleration, termination or cancellation or a loss of rights under, result in the creation or imposition of any Encumbrance upon the Shares, CDM Shares, CDMUS Shares or any assets or properties of each Company or require the consent of a third party, under (a) the Organizational Documents of such Company; (b) any Governmental Order to which such Company is a party or by which the Company is bound; (c) any Laws affecting such Company, the assets or Business of such Company; or (d) any Contract to which such Company is a party, other than, in the case of clauses (c) and (d), such conflicts, violations, defaults, terminations or cancellations, that would not reasonably be expected to (i) be material to such Company, or (ii) prevent, materially delay or materially impair (x) the ability of such Company to execute and deliver this Agreement or consummate the Contemplated Transactions or (y) the performance by such Company of its obligations under this Agreement.

4.6    Financial Statements.

(a)    Section 4.6(a) of the Seller Disclosure Schedules contains (i) a complete and correct copy of the interim unaudited balance sheet and related statements of income and cash flows, of the Companies as of June 30, 2025 (the “Interim Balance Sheet Date”) and for the six-month period then ended (the “Interim Financials”), and (ii) a complete and correct copy of the unaudited balance sheet of the Companies as of December 31, 2023 and 2024, and the related unaudited consolidated statements of income, operation, changes in equity and cash flows of the Companies, for the fiscal years then ended, accompanied in each case by any notes thereto (collectively, the “Annual Financials,” and together with the Interim Financials, the “Financials”). Except as set forth therein, all such balance sheets and statements of income, cash flows and shareholders’ equity have been prepared in all material respects in conformity with IFRS consistently applied and present fairly in all material respects the financial position, results of operations and cash flows of the Companies as of their respective dates and for the respective periods covered thereby.

(b)    The Financials (i) are complete and correct in all material respects and were prepared in accordance with the books and records of the Companies; and (ii) have been prepared in accordance with IFRS (except, in the case of the Interim Financials, for the omission of footnotes and normal year-end adjustments, none of which are, or would be, individually or in the aggregate, material). The Financials fairly present, in all material respects, the consolidated financial position of the Companies as at the respective dates thereof and the consolidated results of the operations of the Companies for the respective periods covered thereby. The Financials contained adequate reserves for the realization of all Assets and for all liabilities in accordance with IFRS as of the date thereof.

4.7    Absence of Undisclosed Liabilities. No Company has any liability of any kind, character or description, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether disputed or undisputed, whether secured or unsecured, whether due or to become due, except for (a) those which are adequately reflected or reserved against in the Interim Financials, (b)  liabilities, which have been incurred in the Ordinary Course of Business consistent with past practice since the Interim Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contract or applicable Law and none of which is material, individually or in the aggregate), and (c) liabilities fully taken into account in connection with the calculation of the Net Working Capital as current liabilities therein. Any minimum annual guaranteed (MAG) amounts that are due and payable by CDM pursuant to any contract have been fully paid by CDM.

4.8    2025 Operations . Except as set forth on Section 4.8 of the Seller Disclosure Schedules, since January 1, 2025, the Business has been conducted in the Ordinary Course of Business and:

(a)    no Company has (i) amended its Organizational Documents or (ii) issued, sold, granted, awarded or otherwise disposed of any equity interests (except as contemplated by this Agreement);

(b)    other than any Permitted Distribution, no Company has split, combined or reclassified any shares of its capital or declared, set aside or paid any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of its shares, or made any changes with respect to its capital structure;

(c)    no Company has sold, leased, licensed, transferred or otherwise disposed of any of its material Assets or material property;

(d)    no Company has abandoned, dedicated to the public, or affirmatively failed to take any action necessary to preserve the validity of any material Company Owned Intellectual Property or Governmental Permit;

(e)    no Company has changed the nature or scope of the Business in any material respect or commenced any new business not being ancillary or incidental to the Business or taken any action to alter its organizational or management structure in any material respect;

(f)    there has been no loss, destruction, damage or eminent domain taking (in each case, whether or not insured) affecting the Business or any material Asset, in each case, in any material respect;

(g)    no Company has either increased the compensation payable or paid to nor terminated, laid off or materially reduced the compensation of, whether conditionally or otherwise, (i) any Company Employee, Company Independent Contractor or agent with an annual salary or consulting fee in excess of $150,000; or (ii) any officer or senior manager of the Company;

(h)    no Company has adopted, entered into, terminated or amended any Company Plan as it relates to Company Employees, or any Company Independent Contractor, agent, officer or director;

(i)    no Company has made any change in its methods of accounting or accounting practices (including with respect to reserves) or its pricing policies, cash management, payment or credit practices, policies and/or procedures, except as required by IFRS or by the Companies’ auditors;

(j)    no Company has filed any material amended Tax Return, submitted any material Tax election (or revocation thereof), designation (or revocation thereof), notification,, or waiver to a Governmental Authority, submitted any voluntary disclosure (or similar) application to a Governmental Authority, or waived any limitation period with respect to Taxes;

(k)    no Company has terminated or closed any facility, business or operation;

(l)    no customer or supplier required to be disclosed on Section 4.18 of the Seller Disclosure Schedules has cancelled, terminated, materially modified or substantially reduced its purchases, sales or commitments to do so, as applicable, or, to the Knowledge of Seller, threatened in writing to do any of the foregoing;

(m)    no Company has acquired or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business of any Person or acquired any capital asset or related capital assets (except as contemplated by this Agreement);

(n)    no Company has (i) entered into, amended or terminated; (ii) taken or omitted to take any action that would constitute a violation of or default under; or (iii) waived any rights under, any Material Contract with any customer or supplier required to be disclosed on Section 4.17 of the Seller Disclosure Schedules;

(o)    no Company has threatened, commenced or settled any Action;

(p)    no Company has entered into any Contract that purports to limit, curtail or restrict, in any material respect, the Business or the kinds of businesses that it may conduct, or the Persons with whom it can compete in any market or geographical area or during any period of time or otherwise limit or restrict the ability of the Company to engage in the Business or any line of business or business activity (including employment);

(q)    no Company has changed the amount of, or terminated, any insurance coverage in any material respect;

(r)    no Company has accelerated the payment of or granted any discount or allowance from, any Accounts Receivable, other than in the Ordinary Course of Business;

(s)    no Company has delayed the payment of any accounts payable of the Business, other than in the Ordinary Course of Business;

(t)    no Company has entered into any Contract to do any of the actions or omissions set forth in this Section 4.8 of the Seller Disclosure Schedules; and

(u)    no event or circumstance has occurred which has had, will have or would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

4.9    Title to Assets; Availability and Condition of Assets.

(a)    Each Company has sole and exclusive, good title to all material Assets used in or necessary for the operation of the Business as conducted as of the date hereof, free and clear of any Encumbrances (other than Permitted Encumbrances).

(b)    The assets and properties owned or leased by each Company (other than Intellectual Property, which is exclusively addressed below in Section 4.16) (i) constitute all of the material assets and properties used in or necessary for the operation of the Business as conducted as of the date hereof (including all books, records, computers and computer programs and data processing systems); (ii) are adequate in all material respects and suitable for their present and intended uses; (iii) are in good working order, operating condition and state of repair, reasonable wear and tear excepted; and (iv) have no material defects.

4.10    Accounts Receivable. All Accounts Receivable reflected on the Interim Financials and in the records and books of account of each Company since the Interim Balance Sheet Date through the Closing Date, represent Enforceable obligations owed to such Company and are not subject to any contests, claims, counterclaims or setoffs. As of the Interim Balance Sheet Date, (a) no account debtor or note debtor is delinquent for payments in excess of any accrued reserve; (b) no account debtor or note debtor has refused or threatened to refuse to pay its obligations to any Company for any reason, or has otherwise made a claim to set-off or similar claim; and (c) to the Knowledge of Seller, no account debtor or note debtor is insolvent or bankrupt.

4.11    Legal Compliance; Governmental Permits.

(a)    Compliance. Each Company and the Business is and has been operated in compliance with its Organizational Documents and, for the past three (3) years, in all material respects, with all applicable Law. No Company is the subject of any Governmental Order.

(b)    Governmental Permits. Each Company owns, holds or possesses all material licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Authority which are necessary to entitle it to own and operate the Business and to carry on and conduct such Company substantially as conducted as of the date hereof or as to which the failure to have the same would have a Seller Material Adverse Effect (herein collectively called “Governmental Permits”). Section  4.11(b) of the Seller Disclosure Schedules sets forth each Governmental Permit affecting, or relating to, or necessary in connection with the Assets or the Business, together with the Governmental Authority or other Person responsible for issuing such Governmental Permit. Such Governmental Permits are valid and in full force and effect. No Company is in breach or violation of, or default under, any such Governmental Permit. Each Company has properly and validly completed all filings and registrations that are required for the operation of its Business. Such Governmental Permits shall remain in full force and effect immediately after the Closing. There is no investigation or Action pending or, to the Knowledge of Seller, threatened that would result in the termination, revocation, suspension, restriction or nonrenewal of any such Governmental Permit or the imposition of any fine, penalty or other sanctions for material violation of any applicable Law relating to any such Governmental Permit.

4.12    Employees.

(a)    The Companies have made available to Buyer in the Data Room a true, correct and complete schedule of all Company Employees, including any employee who is on a leave of absence of any type, paid or unpaid, authorized or unauthorized, that sets forth for each such individual the following: (i) name; (ii) job title or position; (iii) full-time, part-time or other related employment category; (iv) hire date; (v) current annual base compensation; (vi) current annual commission, bonus or other incentive compensation; and (vii) work location(s), both permanent and temporary;. Except as set forth on Section 4.12(a) of the Seller Disclosure Schedules, no Company is a party to any Contract with any employee or former employee in Canada, other than Contracts terminable upon the provision of the minimum entitlements required under applicable employment standards legislation and/or reasonable notice under the Canadian common law.

(b)    Except as disclosed on Section 4.12(b) of the Seller Disclosure Schedules, compensation, including wages, overtime, vacation and holiday pay, commissions, bonuses, fees and other compensation, payable to Company Employees or Company Independent Contractors for work or services performed have been paid or are accurately reflected in the books and records of the applicable Company and there are no outstanding agreements, understandings or commitments of such Company with respect to any compensation, commissions, bonuses, fees, or other compensation. No material increases in compensation, commissions, bonuses or fees have been promised by a Company to any Company Employee or Company Independent Contractor, except or as set forth in a Contract or proposal that has been provided to Parent.

(c)    There are no labor grievances (including any work slowdowns, lockouts, stoppages, picketing or strikes) pending, or to the Knowledge of Seller, threatened related to any Company Employee. No Company Employee is represented by a labor union, association or representative body. No Company is a party to, or otherwise subject to, any collective bargaining agreement or Contract with any works council, labor union, association or representative body. During the past five (5) years there have been no strikes, slowdowns, work stoppages, lockouts, or to the Knowledge of Seller, threats thereof, by or with respect to any Company Employee. To the Knowledge of Seller, no petition has been filed or proceedings instituted by any Company Employee or group of Company Employees with any labor relations board seeking recognition of a bargaining representative. To the Knowledge of Seller, there is no organizational effort currently being made or threatened by, or on behalf of, any labor union, association or representative body to organize any Company Employees and no demand for recognition of Company Employees has been made by, or on behalf of, any labor union, association or representative body.

(d)    Except as disclosed on Section 4.12(d) of the Seller Disclosure Schedules, each Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices to the extent they relate to Company Employees and Company Independent Contractors for the past three (3) years. All individuals characterized and treated by each Company as Company Independent Contractors are properly treated as independent contractors under all applicable Laws. The Company is in compliance in all material respects with all applicable wage and hour Laws and all Company Employees who have been determined to be exempt from entitlement to over-time pay, vacation pay or any other applicable wage and hour Laws entitlement have been properly determined to fall within such exemption. Each Company is in material compliance with and has complied with all immigration Laws. There are no Actions, investigations, judgments, decrees, or orders against any Company pending, or to the Knowledge of Seller, threatened to be initiated, brought or filed, by or with any Governmental Authority in connection with the application for employment or employment of any current or former applicant, employee, or independent contractor of any Company, including, without limitation, any charge, investigation or claim relating to unfair labor practices, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, vacation and holiday pay, employee classification, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, paid sick leave, employment or unemployment insurance or any other employment related matter arising under applicable Laws which would reasonably be expected to result in any material liabilities to any of the Companies.

(e)    To the Knowledge of Seller, no Company Employee, or officer, director, contractor or consultant of any Company is obligated under any applicable Law or under any Contract of any nature, or is subject to any judgment, decree or Governmental Order, that would materially interfere with the use of such Company Employee’s, officer’s, director’s, contractor’s or consultant’s best efforts to promote the interests of such Company or that would materially conflict with the Business. To the Knowledge of Seller, the conduct of the Business has not and will not, and the consummation of the Contemplated Transactions will not, conflict with or result in a breach of the terms, conditions or provisions, or constitute a default under any Contract under which any Company Employee, or officer, contractor or consultant of any Company is obligated. To the Knowledge of Seller, no current or former employee or independent contractor of a Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement or obligation, fiduciary duty, non-competition agreement, non-solicitation agreement or restrictive covenant obligation: (i) owed to such Company, or (ii) owed to any third party with respect to such person’s right to be employed or engaged by such Company. To the Knowledge of Seller, no current employee of a Company with annualized compensation at or $100,000 intends to terminate his or her employment prior to the Closing.

(f)    In the last three (3) years, no Company has implemented or announced a “plant closing,” “mass layoff,” or other similar action and any similar applicable state, provincial or local Law.

4.13    Company Plans.

(a)    Section 4.13(a) of the Seller Disclosure Schedules contains a true, correct and complete list of each Company Plan in effect as of the date hereof.

(b)    With respect to each Company Plan, the Companies have made available to Buyer in the Data Room a current, true and complete copy (or, to the extent no such copy exists, an accurate description) thereof of the following (to the extent applicable): (i) a summary of the plan terms; and (ii) the employee booklets.

(c)    Each Company Plan has been established and administered in accordance with each such Company Plan’s terms and applicable Laws, in each case, in all material respects. No Company has any current or projected liability in respect of post-employment, post-service or post-retirement health, medical or life insurance benefits for current, former or retired Company Employees, except as may be required pursuant to applicable Law.

(d)    No Company Plan is, or has been: (i) a “defined benefit provision” (within the meaning of Section 147.1(1) of the Tax Act) or a “defined benefit” (within the meaning of Section 1(1) of the Pension Benefits Act (Ontario)); (ii) a “registered pension plan” (within the meaning of Section 248(1) of the Tax Act); (iii) a “salary deferral arrangement” (within the meaning of Section 248(1) of the Tax Act); (iv) an “individual pension plan” (within the meaning of Section 8300(1) of the Income Tax Regulations (Canada) (“Tax Regulations”)); (v) a “multi-employer plan” (within the meaning of Section 8500(1) of the Tax Regulations) or a “multi-employer pension plan” (within the meaning of Section 1(1) of the Pension Benefits Act (Ontario)); or (vi) a “designated plan” (within the meaning of Section 8515(1) of the Tax Regulations).

(e)    With respect to each Company Plan, (i) no actions, suits or claims (other than routine claims for benefits in the Ordinary Course of Business) are pending or, to the Knowledge of Seller, threatened; (ii) no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims; and (iii) no administrative investigation, audit or other administrative proceeding by a Governmental Authority are pending, in progress or, to the Knowledge of Seller, threatened.

(f)    Except as set forth on Section 4.13(f) of the Seller Disclosure Schedules or pursuant to Section 9.3, the execution, delivery or performance of this Agreement will not (i) result in severance pay, termination indemnity or any similar payment or any increase in severance pay, termination indemnity or any similar payment; (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under any Company Plan; or (iii) increase the amount payable or result in any other liability to any Company Employee under any Company Plan.

(g)    The Companies have no commitment or obligation and have not made any representations to any Company Employee, or officer, director, independent contractor or consultant of a Company, whether or not legally binding, to adopt, amend, modify or terminate any Company Plan, in connection with the consummation of the Contemplated Transactions. Each Company Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event.

4.14    Real Property.

(a)    No Company currently owns or has ever owned fee title interest in any real property, or has any right or option to acquire any real property, or other interest in real property, other than a leasehold interest under the Real Property Leases (defined below). Section 4.14(a) of the Seller Disclosure Schedules sets forth, truly, correctly and completely (in all material respects), each leasehold interest in real property currently leased, subleased by, licensed or with respect to which a right to use or occupy has been granted to or by each Company (such leased real property is referred to as the “Real Property”), and specifies the address of the Real Property, the full legal name of each of the lessor(s) of such Real Property, and identifies each lease or any other Contract under which such Real Property is leased or otherwise occupied by any Company (the “Real Property Leases”). Except as described on Section 4.14(a) of the Seller Disclosure Schedules, there are no written or oral subleases, occupancy agreements or other Contracts granted by any Company to any other Person to use or occupy any of the Real Property, and there is no Person other than any Company in possession of the Real Property. The other party to each Real Property Lease is not an Affiliate of any Company, and there are no self-dealing arrangements in the Real Property Leases. The Real Property Leases represent Enforceable leasehold interests of each Company in and to the Real Property, as applicable, and, to the extent permitted pursuant any Real Property Leases, as applicable, any and all Facilities located thereon. No brokerage commissions or finder’s fees are owed with respect to any Real Property Lease.

(b)    The Companies have made available in the Data Room true, correct and complete copies of all of the Real Property Leases, including all amendments, extensions, modifications, guarantees, estoppel certificates and other agreements with respect thereto (including, any subordinations, non-disturbance and attornment agreements). No consents or approvals are required to be obtained under the Real Property Leases in connection with the Closing, including from the landlord(s) thereunder. The Closing will not result in a breach of or default under any Real Property Leases, or otherwise cause any Real Property Lease to cease to be Enforceable, and in full force and effect on identical terms following the Closing. No Person other than the Companies (or its Affiliates) subleases, licenses, or otherwise has the right to use or occupy any of the Real Property, except as would not reasonably be expected to be material to the Business.

(c)    Neither any Company, nor, to the Knowledge of Seller, any landlord under the Real Property Leases is in material breach or material default under any of the Real Property Leases, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a material breach or material default under such Real Property Leases by any Company or, to the Knowledge of Seller, any landlord. No security deposit or portion thereof deposited with respect to such Real Property Leases has been applied in respect of a breach or default under such Real Property Leases which has not been redeposited in full. The possession and quiet enjoyment of the Real Property by each Company has not been disturbed, and there are no ongoing and continuing disputes between the lessor and lessee with respect to any Real Property Lease.

(d)    To the Knowledge of the Seller, each Company is in compliance in all material respects with all of its covenants, if any, under the applicable Real Property Lease requiring such Company to comply with: (i) applicable building, zoning, subdivision, health and safety, and other land use Laws; (ii)all insurance requirements affecting the Real Property; and (iii) the use or occupancy of the Real Property or operation of the Business thereon such that such use does not violate any Laws. To the Knowledge of Seller, there are no pending or threatened condemnation or expropriation proceedings affecting any of the Real Property.

(e)    None of the Real Property is “residential property” or contains “dwelling units” as defined under The Purchase of Residential Property by Non-Canadians Act and its regulations.

4.15    No Violation, Litigation or Regulatory Action.

(a)    Except as described on Section 4.15(a) of the Seller Disclosure Schedules, there are no lawsuits, claims, proceedings, investigations or Governmental Orders pending or, to the Knowledge of Seller, threatened against or affecting any Company nor is there currently any basis for any of the same.

(b)    There is no notice, charge, claim, investigation, audit or assertion by any Governmental Authority against any Company, alleging any material violation of any Laws, and to the Knowledge of Seller, no such notice, charge, claim, investigation, audit or assertion is pending, proposed or threatened nor is there currently any basis for the same.

(c)    Neither any Company nor to the Knowledge of Seller, any director, officer, employee, agent, sales representative, distributor or similar third Person acting for the benefit of any Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; or (ii) made any unlawful payment or unlawfully offered anything of value to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns and there are no Governmental Investigations pending, or to the Knowledge of Seller, threatened with respect to any of the foregoing.

(d)    Each Company has obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations, classifications, and made all filings, with any Governmental Authority required for the export of products and services to foreign jurisdictions, including the Export and Import Permits Act (Canada), the customs and import Laws administered by the Canada Border Services Agency, and sanctions administered by Global Affairs Canada, as amended, and all applicable non-U.S. counterparts or equivalents of the foregoing and regulations governing the manufacture and export of defense articles, defense services and associated technical data, as set forth in the International Traffic in Arms Regulations (ITAR), 22 C.F.R. Parts 120-130, as amended (collectively, “Export Approvals”), and each Company is in compliance in all material respects with the terms of all such Export Approvals.

4.16    Intellectual Property.

(a)    Section 4.16(a) of the Seller Disclosure Schedules identifies: (i) all Intellectual Property Registrations that have been issued to or are otherwise owned by each Company (collectively, “Company Owned Intellectual Property Registrations”) and material unregistered Intellectual Property (other than Trade Secrets) owned by such Company (together, with Company Owned Intellectual Property Registrations, the “Company Owned Intellectual Property”), including issued patents, registered Trademarks, domain names, and copyrights, as well as pending applications, and specifying as to each, as applicable, (A) the title, mark, or design, (B) the record owner and inventor(s), if any, (C) the jurisdiction by or in which it has been issued, registered, or filed, (D) the patents, registration, or application serial number, (E) the issue, registration, or filing date, and (F) the current status; and (ii) Intellectual Property that has been licensed to the Companies by a third party or that is otherwise used by such Company but is not owned by such Company (“Company Licensed Intellectual Property”) (although included in Company Licensed Intellectual Property, Section 4.16(a) of the Seller Disclosure Schedules excludes currently-available, “off the shelf” or similar Software programs (“OTS Licenses”) that have an annual license or subscription fee of less than $35,000 a year per license). All such Company Owned Intellectual Property Registrations are, to the Knowledge of Seller, valid and Enforceable and all such Company Owned Intellectual Property Registrations are in full force and effect.

(b)    The Companies have made available in the Data Room true and complete copies (or, in the case of any material oral agreements, a complete and correct written description) of all material Contracts (including a listing of all OTS Licenses that have an annual license or subscription fee of less than $35,000 a year per license, but excluding the Contracts underlying such OTS Licenses) of each Company pertaining to Company Intellectual Property or such Company’s license or use of any material Intellectual Property (collectively and as applicable, the “Company IP Agreements”), excluding non-negotiated off-the-shelf software licenses, including all modifications, amendments and supplements thereto and waivers thereunder. Each Company IP Agreement is Enforceable in accordance with its terms and is in full force and effect. Neither any Company nor, to the Knowledge of Seller, any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal), any Company IP Agreement.

(c)    Neither the execution, delivery or performance of this Agreement, nor the consummation of the Contemplated Transactions, will result in the loss or impairment of, or require the consent of or additional compensation to any other Person in respect of, each Company’s right to own or use any Company Owned Intellectual Property or any material Company Licensed Intellectual Property.

(d)    All Company Intellectual Property will be owned or available for use, as applicable, by Buyer immediately following the Effective Time on identical terms (including duration) and conditions as it was immediately prior to the Effective Time. Each Company is the sole and exclusive, legal and beneficial, and with respect to the Company Owned Intellectual Property Registrations, record, owner of all right, title, and interest in and to the Company Owned Intellectual Property, and has the valid and Enforceable right to use all other material Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of any Encumbrances, other than Permitted Encumbrances. The Company Intellectual Property constitutes all material Intellectual Property necessary to conduct the Business in the manner currently conducted by each Company.

(e)    Each Company has maintained in confidence all Trade Secrets and confidential information comprising a part of the Company Owned Intellectual Property. The Trade Secrets of each Company are not part of the public knowledge or literature and have not been used, divulged or appropriated either for the benefit of any Person (other than a Company) or to the detriment of any Company. The Software and computer hardware forming part of the Company Technology (the “Company IT Systems”): (i) has commercially reasonable and appropriate security, back-ups, disaster recovery arrangements, and hardware and software support and maintenance to mitigate the risk of material error, breakdown, failure or security breach occurring and to protect against such events causing a material disruption to any portion of the Business; (ii) function, operate, process and compute in accordance with all applicable Laws (including Privacy Laws) in all material respects; and (iii) to the Knowledge of Seller, does not contain viruses, Trojan horses, back doors or other malicious code (“Destructive Mechanisms”). All Company IT Systems are in good working condition, are sufficient for the operation of the Business as currently conducted and perform in accordance with their specifications. There has been no actual, alleged or suspected (i) security breach, or unauthorized use, access, disruption or intrusion, of or to any of the Company IT Systems or (ii) misuse, theft, loss or unauthorized or unlawful access, use or other Processing of information Processed or maintained by the Company IT Systems. Each Company has conducted appropriate data security testing and audits of the Company IT Systems at regular and appropriate intervals and have resolved or remediated any material data security issues or vulnerabilities identified during such testing or audits.

(f)    To the Knowledge of Seller, the conduct of the Business in the manner currently conducted by each Company, including any AI Output generated as a result of any use of Company Owned Intellectual Property or Company Licensed Intellectual Property, does not infringe, violate, or misappropriate any rights, including Intellectual Property rights, of any third party. There have been no written complaints, claims or notices, or threats of any of the foregoing (including any notification that a license under any patent is or may be required), received in writing by any Company in the prior two (2) years, alleging any such infringement, violation or misappropriation and any request or demand for indemnification or defense received in writing by any Company from any reseller, distributor, customer, user or any other third party.

(g)    To the Knowledge of Seller, no Person is infringing, violating or misappropriating any of the Company Owned Intellectual Property, and, with respect to any material Company Licensed Intellectual Property, no Person is to the Knowledge of Seller infringing, violating, or misappropriating such material rights. There are no Actions (including any opposition, cancellation, revocation, review or other proceeding, but excluding office actions issued by patent offices), whether settled, pending or, to the Knowledge of Seller, threatened in writing: (i) alleging any infringement, misappropriation, or other violation by any Company of the Intellectual Property of any Person; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Company Intellectual Property or any Company’s right, title, or interest in or to any Company Intellectual Property; or (iii) by any Company alleging any infringement, misappropriation or other violation by any Person of the Company Intellectual Property. No Company is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Company Intellectual Property that could reasonably be expected to cause a Seller Material Adverse Effect.

(h)    No Company has licensed, distributed or disclosed, nor has any duty or obligation (whether present, contingent, or otherwise) to license, distribute, or disclose, and no other Person has licensed, distributed or disclosed (including any Company Employee), and nor has any duty or obligation (whether present, contingent, or otherwise) to license, distribute or disclose, the Company Source Code owned by the Companies to any escrow agent or any other Person, and each Company has taken commercially reasonable physical and electronic security measures to prevent the unauthorized disclosure of such Company Source Code.

(i)    To the Knowledge of Seller, each Company has complied with the requirements of licenses for Open Source Materials. None of the Customer Offerings are subject to any “copyleft” or other obligation or condition (including any obligation or condition under any “open source” license) that: (i) would or does require, or would or does condition the use or distribution of such Customer Offering on, the disclosure, licensing or distribution of any source code for any portion of such Customer Offering; (ii) grant, or purport to grant, to any third party, any rights or immunities under Company Intellectual Property or (iii) would or does otherwise impose any limitation, restriction or condition on the right or ability of such Company to use or distribute any Customer Offering. To the Knowledge of Seller, no Company has used any Open Source Materials in a manner that does, will, or would reasonably be expected to require the: (A) disclosure or distribution of any Customer Offering in source code form; (B) license or other provision of any Customer Offering on a royalty-free basis; or (C) grant of any patent license, non-assertion covenant, or other rights under any Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble, or reverse engineer any Customer Offering.

(j)    Each employee and independent contractor of each Company who has contributed to the research, development, conception, reduction to practice, authorship, creation, modification or improvement of any Intellectual Property in the course of such Company Employee’s employment by, or such Company Independent Contractor’s work for, such Company, including any Company Owned Intellectual Property, in whole or in part, either:

(i)    has done so in the course of and in the scope of his or her employment or engagement with such Company, pursuant to binding, valid and Enforceable, written agreement with such Company that pursuant to the terms thereof and under applicable Law all Intellectual Property arising therefrom has become and is currently the exclusive property of such Company, and for greater clarity: (a) has assigned, transferred, set over absolutely in favour of such Company, in the course of and in the scope of his or her employment or engagement with such Company, pursuant to binding, valid and Enforceable, written agreement with such Company, and under all applicable Law, all of his or her rights, title, and interest in and to such Intellectual Property arising therefrom; and (b) has waived absolutely in favour of such Company, pursuant to binding, valid and Enforceable, written agreement with such Company, and under all applicable Law, all of his or her moral rights in and to such Intellectual Property arising therefrom; or

(ii)    has in place Enforceable written agreements with such Company whereby such employee or independent contractor:

(1)    ensures such Company’s exclusive ownership of all Intellectual Property invented, created, or developed by such employee or independent contractor within the scope of their employment or engagement with such Company;

(2)    grants to such Company a present, irrevocable assignment of any ownership interest such employee or independent contractor may have in or to such Intellectual Property, to the extent such Intellectual Property does not constitute a “work made for hire” under applicable Law; and

(3)    irrevocably waives any non-assignable right or interest, including any moral rights, regarding any such Intellectual Property, to the extent permitted by applicable Law.

The Companies have provided Buyer with true and complete copies of all such written agreements.

All assignments and other instruments necessary to establish, record, and perfect each Company’s ownership interest in the Company Owned Intellectual Property Registrations have been validly executed, delivered, and filed with the relevant Governmental Authorities and authorized registrars, and there are no claims or interests of third parties (including current and former employee or independent contractor of such Company) alleging ownership interests in any such Intellectual Property.

(k)    No Company has sought, applied for or received any support, funding, resources or assistance from any Governmental Authority, quasi-governmental agency or funding source, government-owned institution, university, college, other educational institution or research center.

(l)    No Company has (i) Processed any Personal Data from Persons that reside in the European Economic Area; or (ii) engaged any third party in the European Economic Area to Process any Personal Data on behalf of any Company.

(m)    Each Company has complied in all material respects with, and is in compliance in all material respects with, (i) all Privacy Laws, and (ii) all Contracts, and all internal or publicly posted policies, notices, frameworks and statements, in each case, with respect to the monitoring, Processing, protection or security of Personal Data, or privacy in the conduct of the Business (collectively, the “Privacy Obligations”). Each Company has developed and implemented appropriate frameworks, policies and procedures and training programs to comply with the Privacy Laws. Each Company maintains (and has maintained) appropriate administrative, physical, contractual and technical security measures designed to protect all Personal Data it controls, possesses, holds, maintains or otherwise Processes from data security breaches and other incidents resulting in loss, theft or the breach of protection of such Personal Data, or unauthorized or unlawful access, use, acquisition, modification, disclosure or other Processing of such Personal Data (each, a “Data Security Breach”). Except as set forth on Section 4.16(m)(i) of the Seller Disclosure Schedules, in the past five (5) years, no Company has (i) experienced any actual, alleged, or suspected Data Security Breach involving Personal Data in its possession or control; (ii) been subject to any Governmental Order or received any written notice of any audit, investigation, complaint, or other Action by any Governmental Authority, customer, subcontractor, business associate, or other Person concerning such Company’s Processing or protection of Personal Data or actual, alleged, or suspected violation of any Privacy Obligation; or (iii) received, or been required by any applicable Law or Contract to provide to any Person, any notification or report of a Data Security Breach or other incident of actual, alleged or suspected compromise to the privacy or security of Personal Data. To the Knowledge of Seller, there are no facts or circumstances that would reasonably be expected to give rise to any such Governmental Order, Action or notification or reporting obligation. Each online site and mobile application of each Company has posted terms of use and a privacy policy that accurately reflects such Company’s practices concerning the Processing of Personal Data and is compliant with applicable Laws in all material respects. No Company has made (or instructed or authorized any Person to make) any false or misleading claim, representation, advertisement or statement regarding any Company’s Processing or protection of Personal Data. Except as set forth on Section 4.16(m)(ii) of the Seller Disclosure Schedules, no notice, report or disclosure of any Data Security Breach or other actual, alleged or suspected loss, theft or unauthorized or unlawful Processing of Personal Data has been provided or made by any Company to any Governmental Authority or other Person. The execution of this Agreement and the consummation of the Contemplated Transactions comply with all Privacy Obligations in all material respects. Each Company has performed security assessments (including penetration testing and vulnerability scans of the Company’s Intellectual Property, Customer Offerings and Internal Systems) in accordance with industry standards and the Privacy Obligations (“Security Assessments”), at appropriate intervals, and no less frequently than required by the Privacy Obligations. Copies of the two (2) most recent Security Assessments for each Company are set forth on Section 4.16(m)(iii) of the Seller Disclosure Schedules. Each Company has developed a plan in accordance with the Privacy Obligations to address and remediate, all material threats and deficiencies identified in each Security Assessment, and such Company has addressed and remediated, or is proceeding diligently to promptly address and remediate those material threats and deficiencies, as applicable. All material threats and deficiencies have been completely addressed and remediated as of the date of this Agreement.

(n)    Except for any restrictions set forth in the Privacy Laws or the publicly posted privacy policies, notices, frameworks and statements of each Company, true and complete copies of which have all been made available to Buyer in the Data Room, there shall be no restriction on the use by Buyer of Personal Data collected, obtained, received, created or generated by or on behalf of each Company prior to the Closing Date. The manner in which such Personal Data has been collected, obtained, received, created or generated by each Company complies (and has complied) with all applicable Laws and the Privacy Obligations. Each Company has provided and obtained (or, to the extent permitted by applicable Laws, has taken appropriate steps to ensure that a third party has provided and obtained) all notices and consents required to Process Personal Data as necessary to conduct the Business in accordance with the Privacy Laws. Other than with respect to the Companies’ Representatives’ Personal Data, the only Personal Data collected by the Companies is certain names and contact information within Contracts entered into with Persons that are not individuals.

(o)    The Customer Offerings and Internal Systems, including any third-party software that incorporated therein, in all material respects: (i) perform in accordance with (A) its applicable documentation and/or other product specifications, (B) applicable Law, and (C) industry standards (including with respect to security); (ii) conform to all applicable contractual commitments, express and implied warranties (to the extent not subject to legally effective express exclusions thereof), representations and claims in packaging, labeling, advertising and marketing materials; (iii) are in machine-readable form; and (iv) contain all current revisions.

(p)    Each Company has made available to Buyer all information that relates to any material performance or functionality problem or issue with respect to any Customer Offerings or Internal Systems that does, or may reasonably be expected to, materially adversely affect the value, functionality or fitness for the intended purposes of any Customer Offerings or Internal Systems. To the Knowledge of Seller, the Customer Offerings and Internal Systems are free of material defects, bugs or programming errors that materially adversely affect the functionality of such Customer Offerings and Internal Systems and, to the Knowledge of Seller, contain no Destructive Mechanisms.

(q)    Section 4.16(q) of the Seller Disclosure Schedules lists all social media accounts used in the Business, or otherwise used by or held for use by any Company. Each Company controls access to all social media accounts listed in Section 4.16(q) of the Seller Disclosure Schedules, and holds all passwords and permissions necessary to control the contents posted in such social media accounts. Each Company has complied with all material terms of use, terms of service, and other contracts and all associated policies and guidelines relating to their use of any social media platforms, sites, or services (collectively, “Platform Agreements”). There is no Action, whether settled, closed, pending, or to the Knowledge of Seller, threatened, alleging any: (i) breach or other violation of any Platform Agreement by any Company; or (ii) defamation, violation of publicity or privacy rights of any Person, or any other violation by any Company in connection with their use of social media.

(r)    Each Company is and has been in material compliance with (i) CASL; (ii) all Contracts related to CASL or anti-spam matters; and (iii) each Company’s internal and external-facing policies, procedures, guidelines and rules related to CASL and anti-spam matters (collectively, the “CASL Obligations”), and maintains sufficient records to demonstrate such compliance. No Company has been subject to any Governmental Order or received any written notice of any audit, warning, investigation, inquiry, complaint or other Action by any Governmental Authority or other Person concerning the sending of commercial electronic messages or any actual, alleged or suspected violation of any CASL Obligation.

(s)    Each Company maintains, enforces and adheres to (and has maintained, enforced and adhered to) appropriate and industry standard policies and procedures relating to the ethical, responsible and lawful (i) design, development, testing, validation, training, operation, improvement and refining of AI Products; and (ii) use of AI Technologies in the course of conducting the Business (the “AI Policies”). Each of the AI Products has been designed, developed, tested, validated, trained, operated, improved, refined, marketed, provided, offered and sold in material compliance with all applicable Laws (including human rights laws and Privacy Laws), the Privacy Obligations and the AI Policies. Each Company’s use of AI Technologies complies (and has complied) in all material respects with all applicable Laws (including human rights laws and Privacy Laws), the Privacy Obligations and the AI Policies. No Training Data is (or has been) falsified, biased or discriminatory or collected, acquired, generated or otherwise Processed by or behalf of any Company in a manner that does not comply with applicable Law (including human rights laws or Privacy Laws), the Privacy Obligations or the AI Policies.

4.17    Contracts.

(a)    Section 4.17(a) of the Seller Disclosure Schedules sets forth a list or description of the following Contracts (each a “Material Contract” and collectively, the “Material Contracts”):

(i)    any Contract (or group of related Contracts) for the purchase or sale of inventory, raw materials, supplies, goods, products, equipment or other personal property, or for the furnishing or receipt of services, (1) for which any Company was paid in excess of $125,000 for the 2024 calendar year or for the six months ended June 30, 2025; or (2) with respect to any such Contract between any Company and a customer, if such Contract (or group of related Contracts) is in respect of a customer that generated (or would generate upon satisfaction of such Contract) aggregate revenues with respect to such customer to any Company, on a consolidated basis, equal to or in excess of $125,000 for the 2024 calendar year or for the six months ended June 30, 2025;

(ii)    any lease or other Contract relating to the Assets providing for annual rental payments in excess of $50,000, under which any Assets is held or used by any Company;

(iii)    any Contract for the purchase or sale of products or for the furnishing or receipt of services (1) which involves one of each Company’s ten (10) largest customers (as determined based on such Company’s revenue for the 2024 fiscal year); (2) which involves annualized expenditure of more than $125,000; or (3) in which such Company has granted manufacturing rights, “most favored nation” or “best price” pricing provisions or marketing or distribution rights relating to any services, products or territory or has agreed to purchase a minimum quantity of goods or services or has agreed to exclusively purchase or sell goods or services from a certain party;

(iv)    any Contract relating to the acquisition or disposition of any business, Person, or asset (whether by merger, consolidation or other business combination, sale of securities, sale of assets or otherwise) in the past 12-month period, other than in the Ordinary Course of Business and other than the Contemplated Transactions;

(v)    any Contract concerning or consisting of a partnership, limited liability company or joint venture agreement or any other relationship involving the sharing of profits, losses or costs;

(vi)    any Contract involving any obligation on the part of any Company to refrain from competing with any Person, from soliciting any employees, independent contractors or customers of any Person or from conducting any other lawful commercial activity (including in any geographic region) that, in each case, impose material restrictions on the Companies, taken as a whole, or would otherwise reasonably be expected to have the effect of materially prohibiting or materially impairing the conduct of the Business as currently conducted and as currently proposed to be conducted;

(vii)    any Contract providing for the employment of any employee of any Company Employee or engagement of any Company Independent Contractor on a full-time, part-time, consulting or other basis or otherwise providing base compensation that is in excess of $125,000 per annum;

(viii)    any Contract under which any Company has advanced or loaned an amount to any of its Affiliates, Company Employees, or Company Independent Contractors (other than travel allowances or similar items in the Ordinary Course of Business);

(ix)    any Contract with any current or former officer, director or shareholder of any Company or any Affiliate thereof that is not related to such Person’s employment or termination of employment;

(x)    any settlement, conciliation or similar Contracts imposing any Contract on any Company after the Closing Date; or

(xi)    any Contract not otherwise disclosed on Section 4.17(a) of the Seller Disclosure Schedules containing any “change of control” consent requirements or similar consent provisions that will be triggered by the execution of this Agreement or the consummation of the Contemplated Transactions.

(b)    Breach, etc. Neither any Company nor, to the Knowledge of Seller, any other party to any Material Contract, is in material breach or violation of, or default under, or has repudiated any material provision of, any Material Contract (including all material warranty obligations or otherwise), nor to the Knowledge of Seller, has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a material breach or violation of, or default under, any Material Contract (including all material warranty obligations or otherwise). No Company has received written notice from any other party to any Material Contract or to the Knowledge of Seller has any reason to believe that such party intends to terminate, breach or default under such Material Contract. No party to any Material Contract has given any Company notice of any action to amend, terminate, cancel, rescind or procure a judicial reformation thereof.

(c)    Standard Form Contracts. True and complete copies of each Material Contract and each standard-form contract, excluding any purchase orders and any OTS Licenses, used by any Company in the Ordinary Course of Business has been made available to Buyer in the Data Room.

4.18    Customers and Suppliers. Section 4.18 of the Seller Disclosure Schedules sets forth a true, correct and complete list of (a) the ten (10) largest customers of each Company (measured by aggregate revenue) for each of the fiscal year ended December 31, 2024 and the six months ended June 30, 2025, including the aggregate revenue for each such customer; and (b) the ten (10) largest suppliers of materials, products or services to such Company (measured by the aggregate amount purchased by such Company) for each of the fiscal year ended December 31, 2024 and the six months ended June 30, 2025, including the aggregate amount purchased by such Company from each such supplier. To the Knowledge of Seller, there exists no actual or threatened termination, cancellation or limitation of, or any proposed adverse modification, amendment or change in, the business relationship of any Company with any customer or supplier listed in Section 4.18 of the Seller Disclosure Schedules.

4.19    Environmental Matters.

(a)    Each Company has in the past three (3) years complied, and is in compliance, in all material respects with all applicable Environmental Laws. No Company has received in the past three (3) years any written Governmental Order, notice, report or other communication by any Governmental Authority or third party of any actual or potential violation of or failure by any Company to comply with any Environmental Laws.

(b)    In the past three (3) years, no Company has received any written notice, report or other written communication that there are any pending or threatened Actions, Encumbrances or Environmental, Health and Safety Liabilities arising under or pursuant to any Environmental Law or relating to Contaminants, with respect to or affecting the Real Property, any of the Facilities or any other properties and assets (whether real, personal or mixed) owned or operated by any Company at any time, and to the Knowledge of Seller there are no facts, circumstances or conditions that could reasonably form the basis for any such Actions, Encumbrances or Environmental, Health and Safety Liabilities.

(c)    No Company has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, Released, or used any Contaminants, except in compliance with Environmental Laws, or, to Seller’s Knowledge, owned or operated any property or facility where any Contaminants have been Released or are present, including the Real Property and the Facilities, in each case so as to reasonably give rise to any current or future liability of any Company pursuant to any Environmental Laws.

(d)    None of Seller or its predecessors and none of their officers or directors have been charged or convicted of any offence relating to or arising from non-compliance with Environmental Laws and have not been fined or otherwise sentenced, ordered to pay any penalties, imprisoned or settled any prosecution short of conviction relating thereto.

(e)    To the Knowledge of Seller, none of the Real Property have been or is being used as a landfill or waste disposal site and there are no underground or above ground storage tanks, pits, lagoons or waste containment or disposal areas located on, at, in or under any of the Real Property and the Facilities which are in violation of any Environmental Laws or in circumstances which give or may reasonably give rise to liability under any Environmental Laws.

(f)    Neither the Business nor, with respect to the Business, Seller have assumed, undertaken, or provided by contract any indemnity or obligation of any other Person relating to Clean-up.

(g)    Seller has provided to Buyer complete, true and correct copies of all environmental audits, inspections, investigations, reports, studies and assessments including all sampling and testing results relating to the Real Properties, the Facilities and any acquired assets within their possession or reasonable control.

4.20    No Finder. Neither any Company nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the Contemplated Transactions.

4.21    Taxes. Except as set forth in Section 4.21 of the Seller Disclosure Schedules:

(a)    Each Company has duly and on a timely basis (taking into account all applicable extensions) prepared and filed with each Governmental Authority all Tax Returns required to be filed by applicable Law, and such Tax Returns are complete and correct in all material respects. Copies of (i) all Tax Returns filed in respect of the four fiscal years of each of the Companies ending prior to the date hereof, and (ii) all Tax Returns filed with a Governmental Authority in respect of the current fiscal year of each of the Companies, have been provided to Buyer. All Canadian and foreign federal, provincial, state and territorial income Tax assessments have been issued to each of the Companies covering all past periods up to and including the taxation year ended December 31, 2024;

(b)    Each Company has paid, collected and remitted all Taxes and instalments on account of Taxes which are due and payable, collectible or remittable, as the case may be. Adequate provision has been made in the Annual Financials and Interim Financials for all Taxes for the periods covered by the Annual Financials and Interim Financials, respectively. Since the date of the Interim Financials, the Companies have not incurred material Taxes outside of the ordinary course of business. There are no Encumbrances for Taxes upon the assets of any Company (other than Permitted Encumbrances);

(c)    There are no Actions, suits, proceedings, investigations, audits or claims now pending or, to Seller’s Knowledge, threatened, against any Company in respect of Taxes and there has at no time within the past five years been a matter under dispute, audit or appeal with any Governmental Authority relating to Taxes. No reassessments of the Taxes of any Company have been issued and are outstanding. None of the Companies nor Seller has received any written indication from any Governmental Authority that an assessment or reassessment of a Company is proposed in respect of any Taxes, regardless of its merits;

(d)    There are no agreements, waivers or other arrangements providing for any extension of time with respect to the filing of any Tax Return or the payment of any Taxes by any Company or the period for any assessment or reassessment of Taxes (other than any extension of the time to file a Tax Return obtained in the ordinary course of business consistent with past practices). No Company has requested, received or entered into any advance Tax rulings or advance pricing agreements with any Governmental Authority;

(e)    Each Company has withheld from each amount paid or credited to any Person the amount of Taxes required to be withheld and has remitted such Taxes to the proper Governmental Authority within the time required under applicable Law;

(f)    No claim has ever been made by any Governmental Authority in a jurisdiction where a Company does not presently file Tax Returns that it is or may be subject to taxation by that jurisdiction or is required to file Tax Returns in that jurisdiction;

(g)    No Company (i) is a party to, bound by, or obligated under any Tax allocation, indemnity, or sharing contract or arrangement, or (ii) is liable for the Taxes of any other Person as a transferee or successor, by contract or otherwise, including under section 191.3 of the Tax Act;

(h)    There are no circumstances existing prior to the date hereof which could result in the application to any Company of any of sections 80 to 80.04 of the Tax Act or any analogous provision of any applicable Law;

(i)    No Company has any unpaid amounts that may be required to be included in the Company’s income for Canadian income Tax purposes under section 78 of the Tax Act or any analogous provision of any applicable Law in any taxation year ending after Closing;

(j)    No circumstances exist and no transaction or event or series of transactions or events has occurred which has resulted or could result in a liability for Tax of a Company, either before, on or after the Closing, under section 17 of the Tax Act or any analogous provision of any applicable Law;

(k)    No Company has received a requirement, demand or request pursuant to section 224 of the Tax Act or any analogous provision of applicable Law which remains unsatisfied in any respect;

(l)    No Company (i) has made any payment, (ii) is obligated to make any payment, or (iii) is party to any agreement under which it could be obligated to make any payment that may not be deductible by virtue of section 67 of the Tax Act, other than in the Ordinary Course of Business;

(m)    The value of consideration paid or received by a Company in respect of the acquisition, sale or transfer of any property or the provision of any services to or from any Person with whom it does not deal at “arm’s length” (as defined for purposes of the Tax Act) has been equal to the fair market value of such property acquired, sold or transferred or services provided;

(n)    The terms and conditions made or imposed in respect of every transaction (or series of transactions) between a Company (other than CDMUS) and any Person that is (i) a non-resident of Canada for purposes of the Tax Act, and (ii) not dealing at arm’s length (within the meaning of the Tax Act) with the Company, do not differ from those that would have been made between persons dealing at arm’s length within the meaning of the Tax Act, and records or documents meeting the requirements of paragraphs 247(4)(a) to (b) of the Tax Act have been prepared or otherwise obtained in respect of all such transactions;

(o)    No Company has claimed, or will claim in respect of any taxation year ending on or prior to Closing, any reserve or deduction for Tax purposes if, as a result of such claim, any amount could be included in its income for a taxation year ending after Closing;

(p)    CDM is duly registered under Part IX of the Excise Tax Act (Canada) (“ETA”) for purposes of the goods and services and harmonized sales tax (“GST/HST”) with GST/HST number 869828731RT0001 and with Revenu Québec under An Act respecting the Québec Sales Tax (Québec) (the “QST Act”) for purposes of the Québec sales tax (“QST”) with QST number 1209165241TQ0001 and under the Provincial Sales Tax Act (British Columbia) (the “PST Act”) for purposes of the British Columbia provincial sales tax (“PST”) with PST number PST10121207 and for any other applicable provincial or other sales Tax purposes. All input tax credits and rebates claimed by it for GST/HST purposes and all input tax refunds and rebates claimed by it for QST or PST purposes were calculated and claimed in accordance with applicable Law. CDM has at all times complied with all obligations and requirements imposed for GST/HST purposes under the ETA for QST and PST purposes under the QST Act and PST Act, respectively, and for provincial or other sales Tax purposes, including all registration, reporting, filing, payment, collection and remittance requirements. For all material sales that are exempt from sales and similar Taxes and that were made without charging or remitting sales or similar Taxes, CDM received and retained any appropriate tax exemption certificates and other documentation qualifying such sale as exempt;

(q)    no Company has any liability for Taxes of another Person under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law), under any agreement or arrangement (other than any such agreement or arrangement entered into in the Ordinary Course of Business the principal subject matter of which is not Taxes), or as a transferee or successor;

(r)    no Company has participated in any “listed transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(2); (h) no Company has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code; and

(s)    since January 1, 2020, no Company has been a member of any combined, consolidated or Affiliated Group.

For avoidance of doubt, the representations in this Section 4.21 refer only to the past activities and are not intended to serve as representations to, or as a guarantee of, nor can they be relied upon for, or with respect to, Taxes attributable to any Tax periods beginning, or Tax positions taken, on or after the Closing Date. Notwithstanding anything to the contrary in this Section 4.20, neither the Companies nor the Seller make representations as to the amount of, or limitations on the use in any taxable period beginning on or after the Closing Date of, any non-capital losses, net operating losses, capital losses, expenses, expenditures, deductions, depreciation, undepreciated capital cost, capital cost, adjusted cost base, cost basis, paid-up capital, Tax credits or any other Tax attributes or similar items.

4.22    Warranties. No Company has given any guarantee or warranty in respect of any of the products sold or the services provided by any Company, except warranties made in the Ordinary Course of Business, and except for warranties, express or implied, pursuant to Laws or set forth in the standard forms of contracts of the Companies included in the Data Room. As of the date hereof, there are no outstanding warranty claims. As of the date hereof, there are no service obligations of any Company in favor of the customers or users of products or services of the Business, except obligations incurred in the Ordinary Course of Business.

4.23    No Prepayments. All customer prepayments of any Company are reflected as a liability on such Company’s books and records.

4.24    Insurance. Section 4.24(a) of the Seller Disclosure Schedules sets forth a true, correct and complete list of insurance policies, including policies by which any Company or any of its Assets, employees, officers or directors or the Business have been insured since January 1, 2023 (the “Liability Policies”), including for each Liability Policy the type of policy, name of insurer and expiration date. The Companies have made available to Buyer in the Data Room true, correct and complete copies of all Liability Policies, in each case, as amended or otherwise modified and in effect. There is no self-insurance arrangement affecting any Company. Each Company has since January 1, 2024, maintained in full force and effect with financially sound and reputable insurers insurance with respect to the Assets and the Business, in such amounts and against such losses and risks as is customarily carried by Persons engaged in the same or similar business and as is required under the terms of any applicable Real Property Leases, other Contracts or applicable Law. No insurer (a) has questioned, denied or disputed (or otherwise reserved its rights with respect to) the coverage of any claim pending under any Liability Policy; or (b) has provided any notice of cancellation or any other indication and no Company has any reason to believe that any insurer plans to cancel any Liability Policy or materially raise the premiums or materially alter the coverage under any Liability Policy. No claim has been made under any Liability Policy since January 1, 2024.

4.25    Affiliate Transactions. Neither any Company, any Affiliate of any Company nor any employee, director or officer of any Company, or to the Knowledge of Seller, any immediate or extended family members thereof, owns or has any ownership interest in any Asset used in, or necessary to, the Business. No officer, director or employee of any Company, or to the Knowledge of Seller, any immediate or extended family members thereof, is, directly or indirectly, a creditor, debtor, customer, distributor, supplier or vendor of, or is a party to any Contract with, any Company.

4.26    Books and Records; Bank Accounts.

(a)    Except as disclosed in Section 4.26(a) of the Seller Disclosure Schedules, the minute books and other corporate records of each Company, including the identification of all depositary and other financial accounts of each Company (all of which accounts are identified on Section 4.26(a) of the Seller Disclosure Schedules) are in each Company’s possession, have been in all material respects properly kept and are up-to-date, and contain in all material respects an accurate and complete record of the matters that should be dealt with in those books in accordance with Law, and no notice or allegation that any of them is incorrect or should be rectified has been received.

(b)    Section 4.26(b) of the Seller Disclosure Schedules sets forth a complete and accurate list of (i) the name of each bank in which each Company has accounts or safe deposit boxes; (ii) the name(s) in which the accounts or boxes are held; (iii) the type of account; and (iv) the name of each Person authorized to draw thereon or have access thereto (each an “Authorized Signatory”).

4.27    Powers of Attorney. No Company has any general or special powers of attorney outstanding (whether as grantor or grantee thereof).

4.28    Canadian Securities Law Matters. Each Company is, and at all times since their respective incorporations have been, a “private issuer” as that term is defined in Section 2.4(1) of National Instrument 45-106 Prospectus Exemptions of the Canadian Securities Administrators. Each Company is not a “reporting issuer” in any province or territory of Canada. There is no published market for any issued and outstanding securities of each Company. The number of security holders of each Company is not more than 50, exclusive of holders who: (i) are in the employment of the respective Company or an affiliate of the respective Company, or (ii) were formerly in the employment of the respective Company or in the employment of an entity that was an affiliate of the respective Company at the time of that employment, and who while in that employment were, and have continued after that employment to be, security holders of the respective Company.

4.29    Limited Operations. CDMUS has no (a) employees nor (b) owns or leases real estate located in the United States. Neither Company has any material operations located in the United States. Since inception, DDC has acted solely as a holding company for CDM and its predecessor businesses, and has no employees, real estate or assets other than the CDM Shares.

4.30    Internal Controls. The Companies have implemented and maintain internal controls and procedures to reasonably ensure that material information relating to the Companies and the Business is made known to the chief executive officer and the chief financial officer of such Company in preparing such Company’s financial statements.

ARTICLE V
REPRESENTATIONS AND WARRANTIES
CONCERNING SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the Contemplated Transactions, Seller represents and warrants to Buyer as follows and acknowledges that Buyer is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Contemplated Transactions. All representations and warranties of Seller concerning each Company are made subject to an applicable disclosure in Seller Disclosure Schedules making specific reference to the Section or Sections of this Agreement to which it applies.

5.1    Organization, Standing and Power. Seller is a valid and subsisting limited partnership under the laws of the Province of Manitoba and has all requisite power and authority necessary to enable it to own, lease or otherwise hold its properties and assets, including the Shares, and to conduct its businesses as presently conducted except for jurisdictions in which the failure to be in good standing would not reasonably be expected to have a Seller Material Adverse Effect.

5.2    Authority; Execution and Delivery; Enforceability. Seller has full power and authority to execute this Agreement and the Seller Ancillary Agreements to which it is, or is specified to be, a party and to consummate the Contemplated Transactions. The execution and delivery by Seller of this Agreement and the Seller Ancillary Agreements to which it is, or is specified to be, a party and the consummation by Seller of the Contemplated Transactions have been duly authorized by all necessary action on the part of Seller, corporate or otherwise. Seller has duly executed and delivered this Agreement and has duly executed and delivered each Seller Ancillary Agreement to which it is, or is specified to be, a party, and this Agreement constitutes, and each Seller Ancillary Agreement to which it is, or is specified to be, a party will after the Closing constitute, its legal, valid and binding obligation, Enforceable against it in accordance with its terms.

5.3    No Conflicts; Consents. Except as may result from any facts and circumstances relating to Buyer or any of its Affiliates, neither the execution and delivery of this Agreement or the Seller Ancillary Agreements, nor the consummation of any of the Contemplated Transactions, nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event with or without notice or lapse of time, or both, creating rights of notice, first refusal, acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance (other than Permitted Encumbrances but in the case of the Shares only Permitted Encumbrances described in clauses (d), (e) and (h) of the definition of Permitted Encumbrances) upon the Shares or any assets or properties of Seller, under (a) the Organizational Documents of Seller, (b) any material agreement to which Seller is a party or by which any of its assets are bound; (c) any Governmental Order to which Seller is a party or by which Seller is bound, or (d) any material Laws affecting Seller, the assets or Business of Seller, other than, in the case of clauses (b), (c) and (d), as would not prevent, materially delay or impair (x) the ability of Seller to execute and deliver this Agreement or consummate the Contemplated Transactions or (y) the performance by Seller of its obligations under this Agreement. There are no lawsuits, claims, proceedings or investigations pending or, to the Knowledge of Seller, threatened against or affecting Seller nor is there currently any basis for any of the same.

5.4    The Shares. Seller has good and valid title to the Shares, free and clear of all Encumbrances (other than Permitted Encumbrances, described in clauses (d), (e) and (h) of the definition of Permitted Encumbrances). Upon delivery to Buyer at the Closing of a certificate representing such Shares, duly endorsed by Seller for transfer to Buyer, good and valid title to the Shares will pass to Buyer, free and clear of any Encumbrances (other than Permitted Encumbrances described in clauses (d), (e) and (h) of the definition of Permitted Encumbrances). Other than this Agreement, the Shares are not subject to any voting trust agreement or other contract, including any contract restricting or otherwise relating to the voting, dividend rights or disposition of the Shares.

5.5    Litigation. There are no proceedings pending against or, to Knowledge of Seller, threatened against or affecting, Seller or any of its Affiliates that seek to restrain or prohibit, or to obtain damages or other relief in connection with, the Contemplated Transactions or under any Seller Ancillary Agreement.

5.6    No Finder. Neither Seller nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the Contemplated Transactions.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND BUYER

As an inducement to Seller to enter into this Agreement and to consummate the Contemplated Transactions, Parent and Buyer hereby represent and warrant to Seller as follows and acknowledges that Seller is relying on the accuracy of each such representation and warranty in entering into this Agreement and completing the Contemplated Transactions.

6.1    Organization of Parent and Buyer. Parent is duly organized, validly existing and in good standing under the laws of the State of Minnesota and has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets, and to conduct its businesses as presently conducted. Buyer is duly organized, validly existing and in good standing under the Laws of the Province of Ontario and has full corporate power and authority necessary to enable it to own, lease or otherwise hold its properties and assets, and to conduct its businesses as presently conducted.

6.2    Authority of Parent and Buyer.

(a)    Each of Parent and Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the Buyer Ancillary Agreements to which it is party thereto. This Agreement has been duly authorized, executed and delivered by each of Parent and Buyer and is the legal, valid and binding agreement of Parent and Buyer, Enforceable in accordance with its terms. Each Buyer Ancillary Agreement has been duly authorized by Buyer and, when executed and delivered by all parties thereto, will be the legal, valid and binding obligation of Buyer, Enforceable in accordance with its respective terms.

(b)    The board of directors of Parent (the “Parent Board”) and Buyer (the “Buyer Board”) at a duly held meeting (or by written consent in lieu of such meeting) has (i) approved this Agreement and the Buyer Ancillary Agreements and the Contemplated Transactions, and (ii) approved the execution and delivery of this Agreement and the Buyer Ancillary Agreements. None of the aforesaid actions by the Parent Board or Buyer Board has been amended, rescinded or modified as of the date of this Agreement. No other corporate proceedings on the part of Parent or Buyer are necessary to approve this Agreement or to consummate the Contemplated Transactions.

(c)    None of the execution and delivery by Parent or Buyer of this Agreement or the Buyer Ancillary Agreements, the consummation of the Contemplated Transactions, or compliance by Parent or Buyer with any of the provisions hereof or thereof requires, or will require, any vote or approval of the direct or indirect holders of equity interests of Parent.

6.3    No Conflict; Consents. Neither the execution and delivery of this Agreement or the Buyer Ancillary Agreements, nor the consummation of any of the Contemplated Transactions, nor compliance with or fulfillment of the terms, conditions and provisions hereof will:

(a)    conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (A) the Organizational Documents of Parent or Buyer; (B) any Governmental Order to which Parent or Buyer is a party or by which Parent or Buyer is bound, or (C) any Laws affecting Parent, Buyer, or their respective assets or businesses; or

(b)    require the approval, consent, authorization or act of, or the making by Parent or Buyer of any declaration, filing or registration with, any Person, except the Competition Act Approval and as required by the rule and regulations of the U.S. Securities and Exchange Commission.

6.4    Litigation. There are no proceedings pending against or, to Knowledge of Buyer, threatened against or affecting, Parent, Buyer or any of its Affiliates that seek to restrain or prohibit, or to obtain damages or other relief in connection with, the Contemplated Transactions or under any Buyer Ancillary Agreement.

6.5    No Finder. Neither Buyer nor any Person acting on its behalf has paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the Contemplated Transactions.

6.6    Bankruptcy. There are no bankruptcy, insolvency, reorganization, liquidation, dissolution, winding up or similar legal proceedings pending against, being contemplated by or, to the Knowledge of Buyer, threatened against Buyer, Parent or any of their respective Affiliates.

6.7    Financing.

(a)    Buyer has delivered to Seller true, correct, and complete copies, including all exhibits and schedules thereto, of (i) the executed securities purchase agreement, dated as of the date of this Agreement (the “Securities Purchase Agreement”), by and between Parent and the Equity Provider, pursuant to which the Equity Provider has agreed to make an equity investment in Buyer, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity Financing”), (ii) the executed debt commitment letter, dated as of the date of this Agreement (the “Debt Commitment Letter” and together with the Securities Purchase Agreement, the “Financing Documents”), from the financial institutions and other entities party thereto (including the parties to any joinder agreements or amendments joining such financial institutions or other entities to the Debt Commitment Letter and any entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing contemplated by the Debt Commitment Letter, collectively, the “Debt Financing Sources”) pursuant to which the Debt Financing Sources have agreed to provide, subject to the terms and conditions set forth in the Debt Commitment Letter, the aggregate amount set forth in the Debt Commitment Letter (being referred to as the “Debt Financing” and, together with the Equity Financing, collectively referred to as the “Financing”), and (iii) the executed fee letter entered into in connection with the Debt Financing (collectively, the “Fee Letter”); provided that provisions in the Fee Letter related solely to the amount of fees agreed to by the parties and other commercially sensitive terms, none of which would reasonably be expected to materially reduce the aggregate principal amount of the Debt Financing to be funded on the Closing Date to an amount below that required hereunder or impose any new or additional conditions precedent to the availability of the Debt Financing on the Closing Date, may have been redacted.

(b)    As of the date of this Agreement, (i) none of the Financing Documents have been amended or modified and none of the respective commitments contained in such letters have been withdrawn, terminated or rescinded in any respect and (ii) to the knowledge of Buyer, no such amendment or modification is contemplated (other than to add lenders, lead arrangers, bookrunners or other entities who had not executed the Debt Commitment Letter as of the date of this Agreement), and no such withdrawal, termination or rescission is contemplated. As of the date of this Agreement, Buyer has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter that are payable on or prior to the date hereof.

(c)    Assuming the Financing is funded in accordance with the Financing Documents and the satisfaction or waiver of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement on the Closing Date, the Financing, when funded or invested in accordance with the Financing Documents, will provide Buyer the net proceeds (after netting out applicable fees, expenses, original issue discount and similar premiums and charges but taking into account any cash on hand, cash equivalents and any other available financing) sufficient for Buyer to pay, without duplication and after taking into account any cash on hand, cash equivalents and any other available financing, the Purchase Price (the “Required Amount”).

(d)    As of the date of this Agreement, the Financing Documents are (i) legal, valid and binding obligations of Parent, and to the Knowledge of Buyer, each of the other parties thereto, (ii) enforceable in accordance with their respective terms against Buyer and, to the Knowledge of Buyer, each of the other parties thereto, in each case subject to limitations on enforcement imposed by bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of the rights of creditors and others and to the extent that equitable remedies such as specific performance and injunctions are only available in the discretion of the court from which they are sought, and (iii) in full force and effect.

(e)    As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer or, to the Knowledge of Buyer, any other parties thereto under any Financing Document. As of the date of this Agreement, assuming the satisfaction or waiver of the conditions to Buyer’s obligation to consummate the transactions contemplated by this Agreement on the Closing Date, Buyer does not have any Knowledge that it will be unable to satisfy by the Outside Date any term or condition of either of the Financing Documents required to be satisfied by it, that the conditions thereof will not otherwise be satisfied or that the full amount of the Financing required to pay the Required Amount will not be available on the Closing Date; provided that Buyer makes no representations or warranties with regards to those conditions set forth in the Financing Documents that are to be satisfied by the Companies prior to Closing. Except as expressly set forth in the applicable Financing Documents, there are no (i) conditions to the obligation of the Equity Provider to fund the Equity Financing at the Closing or (ii) conditions to the obligations of the Debt Financing Sources to fund the Debt Financing at the Closing.

(f)    As of the date of this Agreement, there are no side letters or other Contracts or agreements to which Buyer or any of its Affiliates is a party related to the Financing other than as expressly contained in the Financing Documents (and the Fee Letter) and delivered to Seller on or prior to the date hereof that would or would reasonably be expected to adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement on a timely basis.

6.8    No Other Representations. Except for the representations and warranties in Article IV and Article V (in each case, as modified by the Seller Disclosure Schedules), the Seller is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied.

ARTICLE VII
PRE-CLOSING COVENANTS

7.1    Access and Investigation.

(a)    Between the date of this Agreement and the Closing (the “Pre-Closing Period”), each Company will, and will cause each of its respective Representatives to, (a) afford Buyer and its Representatives, upon reasonable advance notice and during regular business hours, access to selected personnel approved by such Company (such approval not to be unreasonably withheld, conditioned or delayed), properties, Contracts, customers, books and records (including all Tax records), and other documents and data, (b)  upload to the Data Room or otherwise provide to Buyer and its Representatives copies of all Contracts, books and records, financial information and other existing documents and information as Buyer and its Representatives may reasonably request.

7.2    Operation of Each Company and the Business.

(a)    Ordinary Course. Except as expressly consented to in writing by Buyer or as specifically contemplated by this Agreement or the Seller Disclosure Schedules or except as may be required by Law, a Governmental Authority or an existing Material Contract, during the Pre-Closing Period, Seller shall use its commercially reasonable efforts to cause each Company to: (i) act and carry on the Business solely in the Ordinary Course of Business and maintain and preserve the Business; (ii) preserve its business relationships with customers, strategic partners, suppliers and distributors; (iii) continue to perform under all Material Contracts; and (iv) maintain all Liability Policies set forth on Section 4.24(a) of the Seller Disclosure Schedules.

(b)    Negative Covenants of Seller. Without limiting the generality of the foregoing, during the Pre-Closing Period, except (i) as expressly consented to in writing by Buyer, (ii) as specifically contemplated by this Agreement or (iii) as set forth on Section 7.2(b) of the Seller Disclosure Schedules, Seller shall cause each Company not to, directly or indirectly, do any of the following:

(i)    declare, set aside or pay any distributions or dividends (other than the Permitted Distributions), split, combine or reclassify any Shares or issue or authorize the issuance of any other Shares in respect of, in lieu of or in substitution for its Shares or Indebtedness; or purchase, redeem or otherwise acquire any Shares, or make any other changes with respect to its capital structure;

(ii)    issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any Shares or other Shares (other than in connection with the exercise or conversion of rights provided to holders of securities in existence as of the date hereof);

(iii)    amend or adopt any amendments to its Organizational Documents;

(iv)    acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any shares of, or by any other manner, any business or any Person or division thereof, or any assets that are material, in the aggregate, to the Companies (taken as a whole);

(v)    sell, lease, license, pledge, or otherwise dispose of or otherwise encumber or subject (or allow to become subject) to any Encumbrance (other than a Permitted Encumbrance) any of its material properties or material Assets;

(vi)    modify or amend any Material Contract, enter into any Contract that would be a Material Contract or waive, release or assign any material rights or claims under any Material Contract other than in the Ordinary Course of Business;

(vii)    (A) incur any Indebtedness; (B) issue, sell or amend any Indebtedness; (C) guarantee or otherwise become liable for any Indebtedness of another Person; (D) make any material loans, advances or capital contributions to, or investment in, any other Person; (E) modify or cancel any material third-party Indebtedness; or (F) enter into any arrangement having the economic effect of the foregoing;

(viii)    make any capital expenditures that, when added to all other capital expenditures made by or on behalf of such Company following the date hereof, exceed $25,000;

(ix)    except as contemplated by this Agreement or as required to comply with applicable Laws or the terms of any Company Plan, with respect to any Company Employee (A) adopt, enter into, terminate or amend any Company Plan or any employee benefit plan, arrangement or agreement that would be an Company Plan if in existence on the date hereof; (B) enter into or amend any employment, bonus, retention, change in control or severance agreement with any Company Employee that would result in a liability of a Company in excess of $25,000, or increase the compensation or benefits of, or pay any bonus not required by an existing plan, arrangement or agreement to, any Company Employee, other than in the Ordinary Course of Business; (C) take any action other than in the Ordinary Course of Business to fund or in any other way secure the payment of compensation or benefits under any Company Plan; or (D) hire, promote, demote, or terminate the employment of any Company Employee with a base salary in excess of $150,000 (other than terminations for cause (as such term may be defined in an applicable employment agreement or severance plan));

(x)    file any amendment to a material Tax Return, submit any material Tax election (or revocation thereof), designation (or revocation thereof), notification, or waiver to a Governmental Authority, submit any voluntary disclosure (or similar application) to a Governmental Authority, or waive any limitation period with respect to Taxes;

(xi)    threaten, commence, pay, discharge, settle or satisfy any Action, except (A) to enforce a Company’s rights under a Material Contract, (B) as otherwise permitted or required by this Agreement or (C) to enforce this Agreement;

(xii)    terminate or fail to renew any Governmental Permit that is required for continued operations in the Ordinary Course of Business;

(xiii)    fail to maintain insurance at levels at least comparable to current levels or otherwise in a manner inconsistent with past practice;

(xiv)    discontinue any line of business or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization or other similar reorganization;

(xv)    at any time within the 90-day period prior to the Closing Date, effectuate a mass termination action under the Employment Standards Act 2000 or any similar employment standards legislation in any other jurisdiction; ;

(xvi)    make any change to its accounting methods, principles or practices or to the Financials or to the working capital policies applicable to such Company, except as required by IFRS;

(xvii)    except for entering into any nonexclusive license agreements in the Ordinary Course of Business, transfer or grant to any third party any rights with respect to any Intellectual Property;

(xviii)    other than in the Ordinary Course of Business, write off as uncollectible, or establish any extraordinary reserve with respect to any billed or unbilled Account Receivable or other Indebtedness, in each case, outside existing reserves;

(xix)    take any action that would or would reasonably be expected to (A) result in a Fundamental Representation or a Tax Representation to be untrue in any material respect; (B) result in any of the conditions set forth in Section 10.1(a) or Section 10.1(b) not being satisfied; or (C) otherwise prevent or materially delay or materially impair Seller’s or any Company’s ability to consummate the Contemplated Transactions on the terms contemplated by this Agreement;

(xx)    amend, modify, extend, renew, or terminate any Real Property Leases or enter into any new lease, sublease, license, or other agreement for the use or occupancy of any real property;

(xxi)    add or remove any Authorized Signatory; or

(xxii)    authorize or enter into an agreement to do anything prohibited by the foregoing.

7.3    Negative Covenants of Buyer.  During the Pre-Closing Period, Buyer shall not directly or indirectly take any action that would or would reasonably be expected to (a) result in a representation or warranty of Buyer under this Agreement or under any other document delivered pursuant to this Agreement to be untrue; (b) result in any of the conditions set forth in Section 10.2(a) or Section 10.2(b) not being satisfied at Closing; or (c) otherwise prevent or materially delay or materially impair their ability to consummate the Contemplated Transactions, on the terms contemplated by this Agreement.

7.4    Reasonable Best Efforts; Notification.

(a)    Upon the terms and subject to the conditions set forth in this Agreement, except as otherwise provided in this Section 7.4, each Company, Seller and Buyer agree to use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Contemplated Transactions, including (a) preparing and filing all forms, registrations and notices that the Buyer and Seller agree are required to be filed under applicable Law, obtaining all necessary actions or nonactions, waivers, consents and approvals from Governmental Authorities and the making of all necessary registrations and filings (including filings with Governmental Authorities) and the taking of all reasonable steps as may be necessary to obtain any required approval, consent or waiver from, to provide notice to, or to avoid an Action by, any Governmental Authority; (b) obtaining all consents, approvals or waivers from third parties set out in Sections 4.5 and 5.3 of the Seller Disclosure Schedules; (c) defending any Actions challenging this Agreement or the consummation of the Contemplated Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; and (d) the execution and delivery of any additional instruments necessary to consummate the Contemplated Transactions.

(b)    In furtherance and not in limitation of the foregoing, each Company, Seller and Buyer agree to use their respective reasonable best efforts to obtain the Competition Act Approval as promptly as practicable, including:

(i)    the Buyer shall not withdraw the application for an Advance Ruling Certificate that was submitted by the Buyer on October 6, 2025 in respect of the Contemplated Transactions; and

(ii)    within two (2) Business Days after the date of this Agreement, unless the Buyer and the Seller mutually agree in writing that no such pre-merger notification filings shall be made or agree to make such pre-merger notification filings at a later date, the Buyer and the Seller shall each submit, or cause to be submitted, their respective pre-merger notification filings under section 114(1) of the Competition Act in respect of the Contemplated Transactions.

(c)    The Parties shall supply as promptly as practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested by the appropriate Governmental Entities pursuant to the Competition Act.

(d)    The Buyer, the Seller and their respective Affiliates shall not extend any waiting period or comparable period under the Competition Act or enter into any agreement with any Governmental Entity not to consummate the Contemplated Transactions, except with the prior written consent of the other Parties.

(e)    The Buyer agrees to take all actions that are reasonably necessary or advisable or as may be reasonably required by any Governmental Entity to obtain the Competition Act Approval and expeditiously consummate the Contemplated Transactions. Without limiting the generality of the foregoing, Buyer shall, at Buyer’s sole cost, comply with all restrictions and conditions, if any, imposed or requested by any Governmental Entity in connection with granting the Competition Act Approval or otherwise not opposing consummation of the Contemplated Transactions including (1) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiary, operations, divisions, businesses, product lines, customers or assets of the Buyer, its Affiliates or the Companies contemporaneously with or after the Closing and regardless of whether a third-party Buyer has been identified or approved prior to the Closing (a “Divestiture”), (2) taking or committing to take such other actions that may limit the Buyer, its Affiliates, or (after the Closing) the Companies’ freedom of action with respect to, or its ability to retain, one or more of its operations, divisions, businesses, products lines, customers or assets, and (3) entering into any order, consent decree or other agreement to effectuate any of the foregoing; provided that neither Parent, the Companies nor Buyer shall be obligated to do any of the foregoing to the extent such restrictions or conditions relate to any operations conducted, or proposed to be conducted, in the United States.

(f)    Each Party will provide information and assistance to the other Parties that such other Parties may reasonably request, and otherwise cooperate with the other parties, in respect of the Competition Act Approval. In furtherance and not in limitation of the foregoing, each Party will: (i) promptly notify the other Parties of any material written communication made to or received by such Party from any Governmental Entity regarding any of the Contemplated Transactions, and (ii) subject to applicable Law, if practicable, permit the other Parties to review in advance any proposed written communication to any such Governmental Entity and incorporate the other Parties’ reasonable comments, not agree to participate in any substantive meeting or discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Contemplated Transactions unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Governmental Entity, gives the other Parties the opportunity to attend, and furnish the other Parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective representatives on one hand and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Contemplated Transactions. Notwithstanding the above, if any such material that one Party is required to share with the other Party under this Section 7.4(f) contains competitively sensitive information of the disclosing Party, any such competitively sensitive information shall be redacted prior to it being shared by the disclosing Party with the receiving Party, with the unredacted material being supplied by the disclosing Party’s counsel to the receiving Party’s counsel on an “External Counsel Only” basis.

(g)    The Buyer shall be responsible for paying all fees payable to any Governmental Entity in connection with any filings made pursuant to the Competition Act in accordance with this Section 7.4.

7.5    Acquisition Proposals.

(a)    Seller shall not, nor permit or authorize any Company or their respective Representatives to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate (including by way of furnishing any confidential information) any inquiries or the making of any proposal or offer, with respect to (i) any merger, reorganization, share exchange, business combination, recapitalization, consolidation, liquidation, dissolution or similar transaction involving any Company; (ii) any sale, lease, exchange, mortgage, pledge, transfer or purchase of a significant portion of the Assets or any Asset material to the Business or Shares of any Company; (iii) any purchase or sale of, or tender offer or exchange offer for Shares or any other Shares of any Company (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). Seller shall not permit or authorize any of its Representatives to, directly or indirectly, (x) engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions or conversations with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement or accept an Acquisition Proposal; or (y) enter into any letter of intent or similar document contemplating, or enter into any agreement with respect to, an Acquisition Proposal.

(b)    Seller shall promptly (and in any event within one (1) Business Day) notify Buyer in writing of the existence of any proposal, discussion, negotiation or inquiry received by any of them or any of their respective Representatives with respect to any Acquisition Proposal, and such notifying Person will immediately communicate to Buyer the material terms of any proposal, discussion, negotiation or inquiry which it or they may receive without disclosing the identity of the Person making such proposal or inquiry or engaging in such discussion or negotiation.

(c)    Seller will, and will cause each Company and their respective Representatives to, immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Person(s), other than Buyer and its Representatives, conducted heretofore with respect to any Acquisition Proposal. In addition, Seller shall promptly request that each Person, other than Buyer and its Representatives, who has heretofore received information in connection with such Person’s consideration of an Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person. Seller shall not permit or authorize any Company or any of their respective Representatives to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which such Person is a party. Seller and each Company agrees that each will take the necessary steps to promptly inform its Representatives of its obligations in this Section 7.5.

(d)    Notwithstanding anything in this Section 7.5, no activities by any Person relating to the purchase or sale of securities of Cineplex Inc., a change of control of Cineplex Inc., or any similar transaction shall be prohibited or restricted in any manner, provided that this Agreement remains in full force and effect in accordance with its terms following any such transaction.

7.6    Notices of Breaches.  During the Pre-Closing Period, Seller will notify Buyer in writing (where appropriate and only with respect to matters occurring after the date hereof) of, and will deliver to Buyer true, correct and complete copies of any and all information or documents relating to, any event, transaction or circumstance, that existed or occurred on, prior to or after the date of this Agreement, as soon as practicable after it becomes known to Seller, that (x) causes or will cause any representation, warranty, covenant or agreement of Seller under this Agreement to be breached in a material respect such that a condition to Closing in Section 10.2 would not be timely satisfied; (y) renders or will render untrue in any material respect any representation or warranty of Seller contained in this Agreement as if the same were made on or as of the date of such event, transaction or circumstance such that a condition to Closing in Section 10.2 would not be timely satisfied; or (z) make the timely satisfaction of any condition to Closing impossible.

7.7    Tail Policy.  No later than the Closing, Seller will cause each Company to obtain a prepaid tail policy for a period of six (6) years on terms and conditions providing substantially equivalent benefits as each of the Liabilities Policies (other than any occurrence-based policies that do not require the purchase of a prepaid tail policy in order for Buyer to make claims under such policies during such six (6)-year period after the Closing) (the “Tail Policies”), with the costs of such policy to be borne by such Company.

7.8    Financing.

(a)    During the period from the date of this Agreement and continuing until the earlier of (x) the Closing and (y) the termination of this Agreement in accordance with its terms, subject to the limitations set forth in this Section 7.8 and Seller’s compliance with Section 7.9, Buyer shall use, take, or cause to be taken, all actions and do, or cause to be done, all things reasonably necessary, proper or advisable to arrange, obtain and consummate the Financing at the Closing, on the terms and subject to the conditions expressly set forth in the Financing Documents and the Fee Letter. Such actions shall include (i) maintaining in full force and effect the Financing Documents in the form provided to Seller prior to or substantially concurrently with the execution of this Agreement, subject to amendments, restatements, supplements, modifications and substitutions thereto permitted under this Agreement, (ii) negotiating definitive agreements with respect thereto on the terms and conditions substantially consistent with such terms and conditions contained in the Financing Documents, as applicable, (iii) satisfying, or causing to be satisfied, on a timely basis all of the conditions to the obligations of the Debt Financing Sources or Equity Provider to fund the Debt Financing or Equity Financing, respectively, at the Closing set forth in the applicable Financing Document that are applicable to Buyer and within its control (or obtain a waiver thereof), (iv) upon satisfaction (or waiver) of the conditions set forth in the Financing Documents, consummating the Financing at or prior to the Closing and (v) if all conditions to the Equity Financing or Debt Financing are, or upon funding of the Equity Financing or Debt Financing, respectively, will be, satisfied, causing the other parties to applicable Financing Document to comply with their obligations thereunder and to fund at or prior to the Closing, the Equity Financing or Debt Financing, as applicable, required to satisfy the Required Amount.

(b)    Subject to the terms and conditions of this Agreement, Buyer and Parent may agree to or permit any amendment, restatement, supplement or other modification to be made to, or any waiver of any provision or remedy under, the Financing Documents (and Fee Letter) and may obtain financing in substitution of all or a portion of the Financing so long as such amendment, restatement, modification, waiver or replacement would not, or would not reasonably be expected to, (i) reduce the net cash proceeds of the Financing, including any reduction in the aggregate principal amount of the Financing, such that the aggregate proceeds from the Financing would not be sufficient to pay the Required Amount at the Closing; (ii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Financing or any other terms to the Financing, in each case, in a manner that would reasonably be expected to prevent or materially delay the ability of Buyer to consummate the Closing; or (iii) adversely and materially impact the ability of Buyer to enforce its rights against the other parties to the Financing Documents or otherwise to timely consummate the transactions contemplated by this Agreement (it being understood that Buyer may amend any Financing Document and Fee Letter to add lenders, investors, lead arrangers, bookrunners or other similar entities who had not executed such Financing Documents as of the date of this Agreement). Upon the written request of Seller, Buyer shall provide Seller reasonable detail of the current status of the efforts to obtain the Financing. For purposes of this Agreement, references to the “Debt Financing” or “Equity Financing shall include the financing contemplated by the Debt Commitment Letter or Securities Purchase Agreement as applicable, as amended, restated, supplemented, modified, waived or replaced in accordance with this Section 7.8(b), references to the “Debt Financing Sources” shall include each person that has not executed any Debt Commitment Letter as of the date hereof but becomes a party thereto after the date hereof in accordance with the terms of such Debt Commitment Letter and this Section 7.8(b), references to the “Debt Commitment Letter” or “Securities Purchase Agreement” shall include such agreement as amended, restated, supplemented, modified, waived or replaced in accordance with this Section 7.8(b), and references to the “Fee Letter” shall include such agreement as amended, restated, supplemented, modified, waived or replaced in accordance with this Section 7.8(b), in each case, unless the context otherwise provides.

(c)    Buyer shall promptly notify Seller in writing (i) of any breach or default of which it is aware by any party to any Financing Document which would make unavailable all or any portion of the Financing necessary to fund the Required Amount on the Closing Date, (ii) of the receipt by Buyer or any of its Affiliates of any written notice from any Debt Financing Source or Equity Provider with respect to any actual breach, default, termination or repudiation by any party to any Financing Document, (iii) if for any reason Buyer believes in good faith that there is a material possibility that Buyer will not be able to obtain all or any portion of the Financing necessary to fund the Required Amount at the Closing, or (iv) of the termination or expiration of commitments under any Financing Document.

(d)    Buyer shall indemnify and hold harmless the Companies and each of their respective Representatives from and against any and all Losses suffered or incurred by them in connection with any cooperation provided pursuant to Section 7.9 and any information utilized in connection therewith, except, to the extent that (i) such Losses are determined by a final non-appealable judgment of a court of competent jurisdiction to have arisen out of, or resulted from, the bad faith, fraud, gross negligence or wilful misconduct of the Companies or any of their respective Representatives, or (ii) arise from or are related to any information provided by Seller or the Companies. This Section 7.8(d) shall survive the consummation of the Contemplated Transactions and the Closing and any termination of this Agreement.

7.9    Cooperation with Financing.  Upon request of Buyer, Seller shall cause the Companies, as applicable, to use their commercially reasonable efforts to provide such customary and timely cooperation to Buyer as Buyer may reasonably request in connection with the arrangement of the Financing; provided that, such requested cooperation and assistance does not unreasonably interfere with the ongoing business of any Company.

7.10    Permitted Distributions.

(a)    The Companies shall be permitted to declare cash dividends or make intercompany advances or settlements in a manner substantially similar to the illustrative example set out in Section 7.10 of the Seller Disclosure Schedules (the “Permitted Distributions”) on or before the Effective Time, in an amount necessary to result in the Closing Date Cash being equal to $0 at the Effective Time. For greater certainty, this Section 7.10 shall supersede anything in the Preliminary Closing Statement or Final Closing Statement to the extent there is any inconsistency between the two.

(b)    Buyer shall take all reasonable steps which may be required to cause the Companies to pay and settle, to the extent not paid or settled prior to Closing, the Permitted Distributions (on or as soon as reasonably practicable after the Closing Date but in any event effective as of immediately prior to Closing). Notwithstanding anything herein to the contrary, the Seller will not be responsible for any income inclusion or Taxes resulting from the application of subsection 90(6) of the Tax Act (or any provincial equivalent) with respect to any Permitted Distribution, which, for greater certainty, means that such Taxes will not be reflected in the Final Closing Statement (or the preceding closing statements), the Seller will not have an obligation to pay or indemnify amounts in respect of such Taxes under Article VIII or Article XI and Taxes for all Pre-Closing Tax Periods for all purposes of this Agreement will be determined without regard to such income inclusion.

ARTICLE VIII
TAX MATTERS

8.1    Preparation of Tax Returns.

(a)    Seller shall prepare, or cause to be prepared, all Income Tax Returns for each Company for all Tax periods ending on or before the Closing with an initial due date after the Closing Date (each, a “Pre-Closing Income Tax Return”). All Pre-Closing Income Tax Returns shall be prepared consistent with the past practice of each Company and in accordance with applicable Law. At least thirty (30) days prior to the due date thereof, Seller shall provide Buyer with a copy of each Pre-Closing Income Tax Return of each Company (which, in the case of any such Tax Return that such Company files on a consolidated basis with Seller shall consist of a pro forma Income Tax Return of such Company prepared in connection with the preparation of the consolidated Tax Return of Seller’s Affiliated Group but shall exclude all other Tax Returns of the Affiliated Group and all related workpapers) and Seller shall consider in good faith any reasonable comments made to such Tax Return by Buyer.

(b)    Buyer shall prepare or cause to be prepared, and file or cause to be filed, at Buyer’s expense, all Tax Returns for each Company for all Tax periods that end on or before, or include, the Closing Date, with an initial due date after the Closing Date, and that are not Pre-Closing Income Tax Returns (each such Tax Return, a “Buyer Prepared Return”). All Buyer Prepared Returns shall be prepared consistent with the past practices of each Company and in accordance with applicable Law. At least 10 days prior to the due date thereof, Buyer shall provide Seller with a copy of a Buyer Prepared Return and Buyer shall consider in good faith any reasonable comments made to such Tax Return by Seller. At least five (5) days prior to the due date thereof, Seller shall pay to Buyer the amount of any Taxes shown as due on any Buyer Prepared Return which are imposed on each Company for any Pre-Closing Tax Period (which shall be determined for any Straddle Period in accordance with Section 8.2), except to the extent such Taxes were taken into account in the determination of the Net Working Capital or otherwise in the calculation of the Purchase Price.

8.2    Taxes for a Straddle Period. For all purposes under this Agreement (including the determination of any Tax refund), in the case of any Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that is allocable to the portion of such Straddle Period ending on the end of the day preceding the Closing Date shall: (a) in the case of Taxes other than those described in clause (b) below, be determined on the basis of a deemed closing of the Tax year of each Company as of the end of the Closing Date and be paid by Seller, and (b) in the case of real, personal and intangible property Taxes and other similar periodic or ad valorem Taxes, be deemed to be equal to the amount of all such Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in such Straddle Period through and including the Closing Date, and the denominator of which is the number of calendar days in the entire Straddle Period, and be paid by Seller; provided, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period.

8.3    Transfer Taxes. Notwithstanding Section 8.2, all real property transfer, or gains Tax, stamp Tax, sales Tax, stock transfer Tax, bulk sales or other similar Tax imposed as a result of the Contemplated Transactions (collectively, “Transfer Taxes”), and any penalties or interest or Tax Return preparation or filing expenses with respect to the Transfer Taxes, will be paid by Buyer. Buyer shall file all necessary Tax Returns and other documentation with respect to Transfer Taxes, and Seller shall provide reasonable cooperation in connection therewith.

8.4    Tax Claims.

(a)    Buyer shall give prompt notice to Seller of the assertion of any claim, or the commencement of any suit, action or proceeding with respect to the determination or calculation of any Tax of each Company for a Pre-Closing Tax Period (any such claim, a “Tax Claim”).

(b)    Seller shall have the right, but not the obligation, to control (at Seller’s expense) any Tax Claim with respect to Seller’s Affiliated Group, and Buyer shall not participate in or control any such Tax Claim; provided, however, that, (i) Buyer shall have the right to reasonably participate in any such Tax Claim; (ii) Seller shall keep Buyer reasonably informed regarding such Tax Claim; and (iii) Seller shall not settle, compromise or abandon any such Tax Claim without obtaining the prior written consent of Buyer, which consent shall not be unreasonably withheld or delayed.

(c)    Seller shall have the right (at Seller’s expense) to control the conduct of any Tax Claim not described in Section 8.4(b); provided, however, that with respect to any such Tax Claim (i) Seller shall keep Buyer reasonably informed as to the status of such Tax Claim, (ii)  Buyer shall be entitled to participate in any such Tax Claim (at Buyer’s expense) and Seller shall not settle or otherwise compromise such Tax Claim without Buyer’s written consent, which shall not be unreasonably withheld, conditioned or delayed. If Seller elects not to control any such Tax Claim, then Buyer shall control such Tax Claim; provided, however, that (A) Buyer shall keep Seller reasonably informed as to the status of such Tax Claim, and (B) Buyer shall not settle or otherwise compromise such Tax Claim without Seller’s written consent, which shall not be unreasonably withheld, conditioned or delayed.

(d)    In the event of any conflict between the provisions of this Section 8.4 and Section 11.5 with respect to Tax Claims, the provisions of this Section 8.4 shall control.

8.5    Cooperation. The parties shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives to reasonably cooperate, with respect to all Tax matters of each Company, including in preparing and filing all Tax Returns and resolving all audits, investigations, proceedings, Tax Claims or other disputes with respect to Taxes of such Company. The parties shall maintain and make available to each other all records reasonably necessary in connection with their obligations under the preceding sentence.

8.6    Refunds. Any and all refunds or credits of Taxes (including any interest paid or credited with respect thereto) and any investment tax credits of, or with respect to, any Company in respect of any Pre-Closing Tax Period will be for the account of the Seller. Buyer shall promptly inform Seller of any such refund or credit to which Seller may be entitled hereunder and, upon receipt of such refund or credit against Taxes or upon such refund or Tax credit being applied against Taxes otherwise payable by any Company, Buyer shall pay over to Seller, as an adjustment of Purchase Price, the amount of such refund or credit so received or applied, net of any Taxes payable in respect of such refund, credit or interest.

8.7    Post Closing Actions. Except as required by Law, no Company shall, none of Buyer or any Affiliate of Buyer shall or shall cause or permit any Company to (i) amend, refile or otherwise modify any Tax Return filed by a Company with respect to a Pre-Closing Tax Period, (ii) make or amend any Tax election with respect to (or that has effect on) any Company in respect of any Pre-Closing Tax Period, (iii) make any voluntary disclosure to, or enter into any voluntary disclosure agreement or similar program with, any Governmental Authority in respect of any Pre-Closing Tax Period, (iv) extend or waive any applicable statute of limitations or reassessment period with respect to (A) any Tax of a Company for any Pre-Closing Tax Period or (B) any Tax Return required to be filed by or with respect to a Company for any Pre-Closing Tax Period, or (v) adopt or change any accounting method or practice with respect to, or that has retroactive effect to, any Pre-Closing Tax Period, in each case without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed). The Buyer shall cause the Companies to timely pay all Taxes in respect of any Pre-Closing Tax Periods reflected in the Final Closing Statement or timely paid by Seller under this Article VIII.

8.8    Mandatory Reporting. If, at any time after the Closing Date, Seller, on the one hand, or Buyer, on the other hand, determines, or becomes aware that an “advisor” (as is defined for purposes of section 237.3 or section 237.4 of the Tax Act) has determined, that the transaction contemplated by this Agreement, together with all transactions ancillary thereto, is subject to the reporting requirements under section 237.3 of the Tax Act or the notification requirements under section 237.4 of the Tax Act (or any comparable provisions under provincial tax legislation), including as a result of any future amendments or proposed amendments to such provisions (in this Section 8.8, the “Disclosure Requirements”), Seller or Buyer, as applicable, will promptly inform the other Parties of its intent, or its advisor’s intent, to comply with the Disclosure Requirements and such Parties will cooperate in good faith with respect to preparing and filing the applicable information returns or notifications.

8.9    DDC Amalgamation.

(a)    Seller acknowledges that the intention of Buyer, following the acquisition by Buyer of DDC, is to amalgamate with DDC, followed by a subsequent amalgamation of the newly amalgamated company with CDM in a manner such that the cost to the entity formed on the second amalgamation of the shares of CDMUS will be determined in accordance with subsection 87(11) of the Tax Act, including an addition to that cost determined under paragraphs 87(11)(b) and 88(1)(d) of the Tax Act.

(b)    To assist in ensuring that the interests in the shares referred to above do not constitute “ineligible property” within the meaning of paragraph 88(1)(c) of the Tax Act, Seller represents and covenants that, except as otherwise provided for or required in this Agreement, Seller and any Restricted Person will not, without the prior written consent of Buyer, within 48 months following Closing, acquire or hold any shares of the capital stock of Parent, any debt of Parent, or any other security of Parent or a Restricted Entity.

ARTICLE IX
POST-CLOSING COVENANTS

9.1    Restrictive Covenants.

(a)    Beginning on the Closing Date and continuing for a period of five (5) years thereafter (the “Restricted Period”), Seller shall not and Seller shall not permit any of its Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in any business competitive to the Business (the “Restricted Business”) anywhere in United States and Canada (the “Territory”); or (ii) have any interest in any Person that engages, directly or indirectly, in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, director, officer, member, manager, employee, contractor, principal, agent, volunteer, intern, advisor, or consultant. Notwithstanding the foregoing, (i) Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on any national or provincial securities exchange if none of them is a controlling Person of, or a member of a group which controls, such Person and they do not collectively, directly or indirectly, own five percent (5%) or more of any class of securities of such Person, (ii) Seller and its Affiliates may provide those services described in the Transition Services Agreement and Advertising Sales Agency Agreement, and (iii) Seller and its Affiliates may engage in activities similar to the Business, solely in Canada, (x) at movie theatres that are owned and/or operated by the Seller or its Affiliates (including in-theatre, location-based entertainment or in-facility advertising and displays) and (y) in respect of in-theatre advertising sales activities and displays located in movie theatres owned or operated by third parties.

(b)    During the Restricted Period, Seller shall not and shall not permit any of its Affiliates to, directly or indirectly, hire, or solicit any employee of any Company, or encourage any employee to leave any Company’s employment. Notwithstanding the foregoing, nothing in this Section 9.1(b) shall prohibit a Seller or any of its Affiliates from (x) placing a public advertisement of general solicitation not specifically targeted at employees of any Company; or (y) soliciting, inducing or otherwise offering employment to any individual whose employment with a Company has terminated at least twenty four (24) months prior to the time at which any contact with such person was initiated by such Seller or any of its Affiliates.

(c)    During the Restricted Period, Seller shall not and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any vendors or customers that provided any goods or services to or received any goods or services form any Company in the prior 12-month period for the purpose of diverting their business or services to or from any Company.

(d)    From and after the Closing, the Parties shall not and shall not permit any of their respective Affiliates to, directly or indirectly, engage in any conduct in a professional capacity or make any public statement, whether in commercial or non-commercial speech, disparaging the other Party (or any of its directors, managers, officers, members, shareholders, employees, Affiliates, including the Companies as applicable, successors, assigns, agents and representatives) or any of their respective employees, products or services.

(e)    Each Party acknowledges on behalf of itself and its Affiliates that a breach or threatened breach of this Section 9.1 or Section 13.16. would give rise to irreparable harm to the other Party and its Affiliates, including any Company as applicable, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by a Party or any of its Affiliates of any such obligations, the other Party or, in the case of Buyer, the Companies (which are express third-party beneficiaries of the covenants set forth in this Section 9.1 and Section 13.16) shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, or specific performance (without any requirement to post bond).

(f)    If Seller or any of its Affiliates violates any provision or covenant contained in this Section 9.1 or Section 13.16, then notwithstanding anything in this Agreement to the contrary, the Restricted Period for Seller shall be extended for a period of time equal to that period of time beginning when such violation commenced and ending when the activities constituting such violation have terminated.

(g)    Seller on behalf of itself and its Affiliates acknowledge that the restrictions contained in this Section 9.1 are reasonable and necessary to protect the legitimate interests of Buyer and each Company and constitute a material inducement to Buyer to enter into this Agreement and consummate the Contemplated Transactions. In the event that any covenant contained in this Section 9.1 should ever be adjudicated to exceed the time, geographic, product, or service, or other limitations permitted by applicable Law in any jurisdiction or any Governmental Order, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product, or service, or other limitations permitted by applicable Law or such Governmental Order. The covenants contained in this Section 9.1 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

(h)    Seller and Buyer agree and confirm that: (i) no portion of the Purchase Price shall be attributable to the restrictive covenants set out in this Agreement; and (ii) the restrictive covenants set out in this Agreement are integral to this Agreement and have been granted to maintain or preserve the fair market value of the Shares sold by Seller under this Agreement.

9.2    Books and Records. Within 90 days from the Closing Date (or such earlier date as requested by Buyer after the Closing), the Seller shall deliver, or cause to be delivered, to the Buyer any corporate books and records and other property of the Companies in their possession or control. From and after the Closing Date, upon the reasonable request of Seller, Buyer shall use its commercially reasonable, good faith efforts to provide Seller and its representative with reasonable access to the books and records of the Business in its possession, including accounting and Tax records, pertaining or relating to the period prior to the Closing for Seller’s reasonable purpose, including preparing Tax returns and defending any claim. Unless otherwise consented to in writing by Seller, Buyer and each Company shall, for a period of seven (7) years following the Closing Date or such longer period as retention is required by applicable Law, maintain such records.

9.3    Employees.

(a)    Prior to the date hereof, Buyer has provided written notice to Seller, identifying any Company Employees whom it does not wish to retain after Closing (the “Exiting Employees”). Buyer shall provide an updated list of Exiting Employees to Seller five (5) days prior to Closing. Immediately prior to Closing, the applicable Company shall terminate the employment of the Exiting Employees. The applicable Company shall: (i) subject to Section 9.3(e), Section 9.3(f), Section 9.3(g), and Section 9.3(h), pay all applicable termination and severance costs and expenses, including all related employer and withholding taxes, to the Exiting Employees in accordance with, and up to the Severance Cap (the “Exiting Employee Payments”); and (ii) pay each Exiting Employee his or her annual short term incentive plan bonus for the 2025 fiscal year (pro-rated to the Closing Date) (“STIP”) to the extent required by applicable Law (the “Exiting Employee STIP Payments”). For the avoidance of doubt, the Exiting Employee STIP Payments shall not count towards, and shall be excluded from the Severance Cap.

(b)    From the Closing Date and through the Severance Period, Buyer shall or shall cause the Companies to provide to each Company Employee who is not an Exiting Employee (each, a “Continuing Employee”) (i) a base salary that is no less than the base salary provided to such Continuing Employee immediately prior to the Closing, (ii) annual or short-term cash compensation opportunities that are substantially similar to those provided to such Continuing Employee immediately prior to the Closing, and (iii) subject to the terms of the Transition Services Agreement, employee benefits, policies and plan opportunities that are substantially similar, in the aggregate, to those provided to Continuing Employee immediately prior to the Closing Date.

(c)    Subject to any prohibitions by any employee benefit plan provider utilized by Buyer, each Continuing Employee shall be given credit for all service with Seller, Company, or its predecessors, as applicable, to the extent such past service credit is recognized, for all employment purposes, including for severance benefits and vacation entitlement (but not for accrual of pension benefits, retiree welfare benefits or equity compensation), provided that any service credit under any employee benefit plans or arrangements of Buyer maintained by Buyer in which such Continuing Employees participate following the Closing Date or at the expiry of the Transition Services Agreement, as applicable, shall only be recognized for purposes of eligibility, vesting, and, with respect to short-term disability benefits only, entitlement to benefits. Notwithstanding the foregoing, nothing in this Section 9.3(c) shall be construed to require crediting of service that would result in a duplication of benefits.

(d)    Effective as of the Closing Date or at the expiry of the Transition Services Agreement, as applicable, each Continuing Employee will cease to participate in and accrue benefits under the Company Plans and will commence, without interruption, to participate in and accrue benefits under Buyer employee benefits plans.

(e)    Buyer and Seller shall each be responsible for fifty percent (50%) of: (i) the Exiting Employee Payments; and (ii) all applicable termination and severance costs and expenses, including all related employer and withholding taxes of any Continuing Employee who leaves the employ of any Company within one hundred and eighty (180) days following Closing (the “Severance Period”) for any reason other than a constructive dismissal resulting from Buyer’s failure to offer or honour the substantially similar terms of employment Buyer is required to offer as detailed above in Section 9.3(b) and Section 9.3(c)) (the “Post-Closing Exiting Employee Payments”, and together with the Exiting Employee Payments, the “Qualified Severance Payments”); provided, however, that Seller’s liability for Qualified Severance Payments and other termination costs pursuant to this Section 9.3 shall not in any event exceed $2,500,000 in the aggregate (the “Severance Cap”). For the avoidance of doubt, Buyer shall fund all Post-Closing Exiting Employee Payments. Following Closing, if a Continuing Employee leaves the employ of any Company during the Severance Period for any reason (other than as a result of constructive dismissal resulting from Buyer’s failure to offer or honour substantially similar terms of employment that Buyer is required to offer as detailed above in Section 9.3(b) and Section 9.3(c)), Buyer shall provide written notice to Seller within five (5) Business Days of such departure of (A) the name of the Company Employee; (B) the date such Company Employee left the employ of such Company; and (C) the amount of the Post-Closing Exiting Employee Payment owed to such Company Employee.

(f)    On the date that is sixty (60) days (or if such date is not a Business Day, the next Business Day) following Closing, Buyer shall provide written notice to Seller of all Post-Closing Exiting Employee Payments paid by the applicable Company to date and all Exiting Employee Payments paid by the Companies after Closing, together with any evidence of such payments reasonably requested by Seller (the “First True-Up Statement”). Within five (5) Business Days of Seller’s receipt of the First True-Up Statement, if the Post-Closing Exiting Employee Payments are not equal to the Exiting Employee Payments paid by the Companies prior to Closing, then:

(i)    Seller shall pay Buyer, by wire transfer to an account specified by Buyer, fifty percent (50%) of the amount by which the sum of the Post-Closing Exiting Employee Payments and the Exiting Employee Payments paid by the Companies after Closing exceed the Exiting Employee Payments paid by the Companies prior to Closing, if applicable; or

(ii)    Buyer shall pay Seller, by wire transfer to an account specified by Seller, fifty percent (50%) of the amount by which the Exiting Employee Payments paid by the Companies prior to Closing exceeds the sum of the Post-Closing Exiting Employee Payments and the Exiting Employee Payments paid by the Companies after Closing, if applicable;

provided, however, that Seller’s liability for Qualified Severance Payments and other termination costs pursuant to this Section 9.3 shall not in any event exceed the Severance Cap.

(g)    On the date that is one hundred and twenty (120) days following Closing (or if such date is not a Business Day, the next Business Day), Buyer shall provide written notice to Seller of all Qualified Severance Payments paid by the applicable Company after Closing to that date excluding any Qualified Severance Payments included in the First True-Up Statement, together with any evidence of such payments reasonably requested by Seller (the “Second True-Up Statement”), if any. Within five (5) Business Days of Seller’s receipt of the Second True-Up Statement, Seller shall pay Buyer, by wire transfer to an account specified by Buyer, fifty percent (50%) of the Qualified Severance Payments paid by the applicable Company and included in the Second True-Up Statement (which, for greater certainty, shall exclude any Qualified Severance Payments included in the First True-Up Statement); provided, however, that Seller’s liability for Qualified Severance Payments and other termination costs pursuant to this Section 9.3 shall not in any event exceed the Severance Cap.

(h)    On the date that is one hundred and eighty (180) days following Closing (or if such date is not a Business Day, the next Business Day), Buyer shall provide written notice to Seller of all Qualified Severance Payments paid by the applicable Company after Closing to that date excluding any Qualified Severance Payments included in the First True-Up Statement or the Second True-Up Statement, together with any evidence of such payments reasonably requested by Seller (the “Final True-Up Statement”), if any. Within five (5) Business Days of Seller’s receipt of the Final True-Up Statement, Seller shall pay Buyer, by wire transfer to an account specified by Buyer, fifty percent (50%) of the Qualified Severance Payments paid by the applicable Company and included in the Final True-Up Statement (which, for greater certainty, shall exclude any Qualified Severance Payments included in the First True-Up Statement or the Second True-Up Statement); provided, however, that Seller’s liability for Qualified Severance Payments and other termination costs pursuant to this Section 9.3 shall not in any event exceed the Severance Cap.

(i)    Notwithstanding anything set forth below or herein to the contrary, nothing in this Agreement shall: (i) create any obligation on the part of Buyer or any Company to continue the employment of any Company Employee as of the Closing or for any definite period following the Closing; (ii) preclude Buyer or any Company from changing or modifying the compensation paid to any Company Employee at any time following the Closing; or (iii) preclude Buyer or any Company from altering, amending, or terminating any Company Plan, or the participation of any of the Company Employees in such plans, at any time following the Closing.

9.4    Consents. Each Party agrees to cooperate in obtaining, and use its reasonable best efforts to obtain, any other consents and approvals that may be required in connection with the Contemplated Transactions; provided, however, that, notwithstanding anything herein to the contrary, no Party shall be required to compensate any third Person, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third Person in order to obtain any such consent or approval.

9.5    Release of Claims.

(a)    Seller, for itself and its Representatives, hereby irrevocably and unconditionally releases, acquits and forever discharges each Company, Buyer, and their respective Representatives (each of whom is an express third-party beneficiary of the provisions set forth in this Section 9.5) from any and all liabilities, costs, expenses, losses, damages, claims, Actions, litigation, arbitrations, and other causes of actions that any of them has had, now has or may ever have and that arise from, through or in any manner relating to any event, action, occurrence or omission arising prior to and through the Closing, including in respect of such their direct or indirect ownership of the Shares and any Company; provided, however, that Seller does not release Buyer from any obligations arising under or related to this Agreement or any other Transaction Document, or any Company from any obligation to pay such Person for wages accrued through the Closing Date for services actually performed through such date (if any). This release is an absolute release of all claims, whether known or unknown, liquidated or unliquidated, matured or unmatured, and shall be effective regardless of Seller or any of its Representatives learning of any new, additional, or different information or facts after the date hereof.

(b)    Buyer, for itself, its Representatives and its Affiliates, hereby irrevocably and unconditionally releases, acquits and forever discharges Seller, its Affiliates and their respective Representatives from any and all liabilities, costs, expenses, losses, damages, claims, Actions, litigation, arbitrations, and other causes of actions that any of them has had, now has or may ever have and that arise from, through or in any manner relating to any event, action, occurrence or omission arising prior to and through the Closing; provided, however, that Buyer does not release Seller from any obligations arising under or related to this Agreement or any other Transaction Document. This release is an absolute release of all claims, whether known or unknown, liquidated or unliquidated, matured or unmatured, and shall be effective regardless of Buyer or any of its Representatives learning of any new, additional, or different information or facts after the date hereof.

9.6    Audited Financial Statements. Seller has provided to Buyer complete and correct copies of the audited consolidated balance sheet of the Companies as of December 31, 2023 and 2024, and the related audited consolidated statements of operations, statements of comprehensive income (loss), statements of changes in equity, statements of cash flows of the Companies, for the fiscal years then ended, accompanied in each case by any notes thereto and the report of the independent registered certified public accounting firm (collectively, the “Audited Financials”), which will be prepared in accordance with IFRS. Seller shall use commercially reasonably efforts to provide additional financial and operating information as reasonably requested by Buyer to allow Buyer to prepare and timely file with the SEC the historical financial information of the Companies. The Audited Financials (i) will be complete and correct in all material respects and will have been prepared in accordance with the books and records of the Companies; and (ii) will have been prepared in accordance with IFRS. The Audited Financials will fairly present, in all material respects, the consolidated financial position of the Companies as at the respective dates thereof and the consolidated results of the operations of the Companies for the respective periods covered thereby. The Audited Financials will contain adequate reserves for the realization of all Assets and for all liabilities in accordance with IFRS as of the dates thereof.

ARTICLE X
CONDITIONS TO CLOSING

10.1    Conditions to Obligations of Seller. The obligation of Seller to consummate the Contemplated Transactions shall be subject to the fulfilment, or waiver by Seller in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)    Accuracy of Representations and Warranties. The representations and warranties of Buyer and Parent contained in this Agreement that are qualified by a reference to materiality, or any similar qualifier (any such qualification referred to herein as a “Materiality Qualifier”) shall be true and correct in all respects when made as written (including the Materiality Qualifier) and on and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that are qualified by a reference to a Materiality Qualifier which address matters only as of a certain date, which shall have been true and correct as written (including the Materiality Qualifier) as of such certain date), and the representations and warranties of Buyer and Parent set forth in this Agreement that are not qualified by a Materiality Qualifier shall be true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such time (except for those representations and warranties that are not so qualified and relate to a particular date, which representations and warranties shall be true and correct in all material respects as of such date).

(b)    Performance of Covenants. All of the covenants and obligations that Buyer or Parent is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)    No Governmental Order or Proceeding. There shall be no Governmental Order in existence that prohibits or materially restrains or would cause to be rescinded following completion the Contemplated Transactions.

(d)    No Legal Proceeding. No legal proceeding shall have been commenced or threatened in writing by any third Person against Parent, Buyer, any Company or Seller, which seeks to prevent the Closing and/or otherwise restrain, enjoin or prohibit the consummation of the Contemplated Transactions.

(e)    Competition Act Approval. The Competition Act Approval shall have been obtained.

(f)    Additional Deliveries. Buyer shall have delivered the other documents and agreements and shall have taken such other actions as required pursuant to Section 3.3 of this Agreement.

10.2    Conditions to Obligations of Buyer. The obligations of Buyer to consummate the Contemplated Transactions shall be subject to the fulfilment, or waiver by Buyer in its sole discretion, at or prior to the Closing, of each of the following conditions:

(a)    Representations and Warranties. The representations and warranties of Seller and each Company contained in this Agreement that are qualified by a reference to a Materiality Qualifier (including a Seller Material Adverse Effect) shall be true and correct in all respects as written (including the Materiality Qualifier) when made and on and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that are qualified by a reference to a Materiality Qualifier which address matters only as of a certain date, which shall have been true and correct as written (including the Materiality Qualifier) as of such certain date) and the representations and warranties of Seller and each Company set forth in this Agreement that are not qualified by a Materiality Qualifier shall be true and correct in all material respects when made and on and as of the Closing Date as if made on and as of such time (except for those representations and warranties that are not so qualified and relate to a particular date, which representations and warranties shall be true and correct in all material respects as of such date).

(b)    Covenants. All of the covenants and obligations that any Company or Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing must have been performed and complied with in all material respects.

(c)    No Governmental Order or Proceeding. There shall be no Governmental Order in existence that prohibits, materially restrains or would cause to be rescinded following completion the Contemplated Transactions.

(d)    No Legal Proceeding. No legal proceeding shall have been commenced by any third Person against Parent, Buyer, any Company or Seller, which seeks to prevent the Closing and/or otherwise restrain, enjoin or prohibit the consummation of the Contemplated Transactions.

(e)    Financing. Buyer shall have received the Financing, the net proceeds of which are sufficient for Buyer to pay the Required Amount.

(f)    Seller Material Adverse Effect. As of the Closing Date, there shall not have been any Seller Material Adverse Effect since the date of this Agreement, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, would reasonably be expected to result in a Seller Material Adverse Effect.

(g)    Competition Act Approval. The Competition Act Approval shall have been obtained.

(h)    Additional Deliveries. Each Company and Seller shall have delivered the other documents and agreements and shall have taken such other actions as required pursuant to Section 3.4 of this Agreement.

ARTICLE XI
INDEMNIFICATION

11.1    Indemnification of Buyer Group Members. Seller shall indemnify and hold harmless each Buyer Group Member from and against any and all Losses incurred by such Buyer Group Member in connection with or arising from:

(a)    any failure by Seller to perform any covenant or agreement in this Agreement;

(b)    any breach of any warranty or the inaccuracy of any representation of Seller contained in Article IV or Article V;

(c)    the failure of the Companies to pay in full (to the extent not reflected in the Final Closing Statement or paid by Seller under Section 8.1) (i) any and all Taxes of the Companies in respect of any Pre-Closing Tax Periods, and (ii) any and all Taxes of any Person imposed on a Company as a transferee or successor, by Contract or pursuant to any applicable Law, which Taxes relate to an event or transaction occurring, or the use of property, before the Closing; or

(d)    those matters set forth on Section 4.16(m)(i) of the Seller Disclosure Schedules.

11.2    Indemnification by Buyer. Buyer agrees to indemnify and hold harmless each Seller Group Member from and against any and all Losses incurred by such Seller Group Member in connection with or arising from:

(a)    any failure by Buyer to perform any of its covenants or agreements in this Agreement or any Buyer Ancillary Agreement; or

(b)    any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer hereunder.

11.3    Time for Claims; Limitations on Indemnification.

(a)    (i) The representations and warranties of the Parties contained in Section 4.1 (Organization of Each Company; Organizational Documents), Section 4.2 (Capitalization of Each Company, Title to Shares), Section 4.2(a) (Subsidiaries and Investments), Section 4.4 (Authority of the Companies), Section 4.20 (No Finder), Section 5.1 (Organization, Standing and Power), Section 5.2 (Authority; Execution and Delivery; Enforceability), Section  5.3 (No Conflicts; Consents), Section 5.4 (The Shares), Section 6.1 (Organization of Parent and Buyer), Section 6.2 (Authority of Parent and Buyer), and Section 6.5 (No Finder) (collectively, the “Fundamental Representations”) shall survive for the applicable statute of limitations following the Closing Date.

(b)    The representations and warranties of the Parties contained in Section 4.21 (Taxes) (the “Tax Representations”) shall survive until the date that is 90 days after the expiration of the last of the applicable limitation periods contained in the Tax Act or any other applicable Law with respect to the Losses in question (such period to include any period extended by any agreement, waiver or arrangement with any Governmental Authority).

(c)    The representations and warranties of the Parties contained in this Agreement other than (i) the Fundamental Representations, and (ii) the Tax Representations shall survive the Closing until the 18-month anniversary of the Closing Date, at which time such representations and warranties shall expire and be of no further force or effect.

(d)    Each covenant contained in this Agreement shall survive in accordance with its terms or the statute of limitations, whichever is sooner.

(e)    Notwithstanding the foregoing, the Indemnitor’s obligation to indemnify any Loss that is the subject of a Claim Notice for which Indemnified Party has notified the Indemnitor in accordance with the requirements of Section 11.4 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 11.3 shall continue until the amount of recovery hereunder shall have been determined pursuant to this Article XI, and the Indemnified Party shall have been reimbursed for the full amount of all Loss and Expense related thereto in accordance with the terms hereof.

(f)    The indemnification obligations under Section 11.1(b): (i) shall not accrue until and unless the aggregate amount of all Losses for which Seller would be liable under Section 11.1(b) exceeds the sum of $300,000 (the “Deductible”), in which event Seller shall only pay or be liable for Losses in excess of the Deductible; and (ii) the maximum amount of Losses to which Buyer Group Members are entitled hereunder for indemnification under Section 11.1(b) shall not exceed ten percent (10%) of the Purchase Price; provided, however, that the limitations contained in this Section 11.3(f), clauses (i) and (ii) above, shall not apply to (i) any Fundamental Representation, (ii) any Tax Representation or (iii)  any fraud on the part of any Company or Seller (or either one of them).

(g)    With respect to Losses otherwise indemnifiable pursuant to this Article XI, the maximum amount for which Seller shall be liable under this Article XI shall be the amount of the Purchase Price, except in the case of fraud on the part of any Company or Seller (or either one of them), in which case there shall be no such limit on Losses from Seller.

(h)    The Buyer Group Members shall not have any right to indemnification under this Agreement with respect to Taxes to the extent such Taxes relate to the unavailability in any Tax period commencing on or after the Closing Date or in any portion of a Straddle Period commencing on or after the Closing Date of any Tax losses, credits, expenses, expenditures, deductions, depreciation, undepreciated capital cost, capital cost, adjusted cost base, cost basis, paid-up capital, or any other Tax attribute arising in a Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date.

11.4    Notice of Claims.

(a)    Any Buyer Group Member or Seller Group Member seeking indemnification hereunder (the “Indemnified Party”) shall give to the party or parties obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, and the amount (if then known) or method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person (a “Third Party Claim”) as to which indemnification will be sought shall be given promptly after the action or suit is commenced; provided further, that failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been materially prejudiced by such failure.

(b)    After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article XI shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree.

11.5    Third Party Claims.

(a)    Assumption of Defense, etc. The Indemnitor will be entitled to participate in the defense of any Third Party Claim that is the subject of a notice given by the Indemnified Party pursuant to Section 11.4(a). In addition, the Indemnitor will have the right to assume the defense of the Indemnified Party against the Third Party Claim at the sole cost and expense of the Indemnitor with counsel reasonably satisfactory to the Indemnified Party so long as (i) the Indemnitor gives written notice to the Indemnified Party within twenty (20) days after the Indemnitor has received notice of the Third Party Claim that the Indemnitor will assume such defense, (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief against the Indemnified Party, (iii) the Indemnified Party has not been advised by counsel that an actual or potential conflict exists between the Indemnified Party and the Indemnitor in connection with the defense of the Third Party Claim, (iv) there is no criminal or regulatory enforcement Action in connection with such Third Party Claim, and (v) the Indemnitor conducts the defense of the Third Party Claim in a reasonably prudent manner. The Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim. The Indemnitor shall keep the Indemnified Parties reasonably informed with respect to the status and nature of such defense, including by providing copies of all materials received or submitted in connection with such defense, and shall in good faith allow the Indemnified Parties to make comments regarding the materials submitted in such defense. Nothing herein shall require the Indemnitor to disclose any materials that may result in the loss of the attorney-client privilege or attorney work product privilege.

(b)    Limitations on Indemnitor. If the Indemnitor assumes the defense of such Third Party Claim, it shall not cease to reasonably and prudently conduct the defense of the Third Party Claim prior to final conclusion, or consent to the entry of any final judgment without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided that the Indemnified Party shall give its consent to a cessation, judgment, compromise or settlement of the Third Party Claim (other than with respect to any Third Party Claim with respect to Taxes) that (i) provides for the payment by the Indemnitor of money as sole relief for the claimant (without recourse to any of the Indemnified Parties or their respective Affiliates) and does not impose any material restrictions on the Business or liabilities, financial or otherwise, or restrictions on any Parent Indemnified Parties or Shareholder Indemnified Parties, as applicable, of any nature, (ii) results in the full and general release of all Parent Indemnified Parties or Shareholder Indemnified Parties, as applicable, from all liabilities arising or relating to, or in connection with, the Third Party Claim, and (iii) involves no finding or admission of any violation of applicable Law or the rights of any Person and has no effect on any other claims that may be made against the Indemnified Party.

(c)    Indemnified Party’s Control. If the Indemnitor does not deliver the notice contemplated by clause (i) of Section 11.5(a) within twenty (20) days after the Indemnitor receives the notice of the Third Party Claim, or otherwise at any time the conditions set forth in Section 11.5(a)(i)-(v) are not satisfied, the Indemnified Party may defend, and may consent to the entry of any judgment or enter into any compromise or settlement with respect to, the Third Party Claim with the consent of the Indemnitor, such consent not to be unreasonably withheld, conditioned or delayed.

(d)    Reasonable Cooperation. The party not in control of the prosecution or defense of a Third Party Claim will reasonably cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim.

Notwithstanding the foregoing, the procedures for all Tax Claims shall be governed by Section 8.4 (and not this Section 11.5).

11.6    Payment of Claims. Any payment to any Buyer Group Member in respect of any claim for indemnification under this Article XI or Section 7.3 shall be paid by Seller directly within five (5) Business Days after such claim is resolved in accordance with this Agreement.

11.7    Effect of Disclosure Schedule Exceptions on Indemnification. No indemnification claim shall be made with respect to any matter to the extent that such matter is specifically disclosed as a claim or potential claim on the Schedules.

11.8    Exclusive Remedy. The rights set forth in this Article XI will, except for cases of fraud or claims for equitable remedies with respect to any covenant or agreement contained in this Agreement or any other Transaction Document, be the exclusive remedy of an Indemnified Party with respect to any and all claims relating to the subject matter of this Agreement and the other Transaction Documents and the Contemplated Transactions. In furtherance of the foregoing, each Indemnified Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable law, any and all rights, claims and causes of action it may have against any Indemnitor, Seller, any Company or any of Seller’s Affiliates or Buyer or any of Buyer’s Affiliates, as applicable, relating to the operation of the Business or relating to the subject matter of this Agreement and the other Transaction Documents and the Contemplated Transactions, whether arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise (including any right, whether arising at law or in equity, to seek indemnification, contribution, cost recovery, damages, or any other recourse or remedy, including as may arise under common law). Notwithstanding the foregoing or anything else in this Agreement to the contrary, (a) in the case of fraud, the Indemnified Parties shall have all remedies available under this Agreement or otherwise without giving effect to any of the limitations or waivers contained herein and (b) nothing herein shall limit any party’s right to seek and obtain equitable remedies with respect to any covenant or agreement contained in this Agreement or any other Transaction Document, as applicable.

11.9    Indemnification Net of Insurance. The amount of any Losses sustained by any Indemnified Party shall be reduced by any amount received by such Indemnified Party with respect thereto under any insurance coverage, net of all reasonable costs, expenses and premium increases incurred by such Person in seeking and obtaining such insurance recovery, and the Indemnified Party shall be required to pursue any available insurance claims if commercially reasonable to do so and if the Indemnitor agrees to pay all expenses incurred to pursue such claim. If a Buyer Group Member receives an amount under insurance coverage with respect to Losses sustained at any time subsequent to any indemnification payment pursuant to this Article XI, then such Indemnified Party shall reimburse the Indemnitor within fifteen (15) days of receipt by the Indemnified Party of such amount.

11.10    Materiality Qualifiers. Notwithstanding anything to the contrary in this Agreement, for purposes of this Article XI, the determination of (a) whether any representation warranty or covenant has been breached and (b) the amount of any Losses will be made without giving effect to any “Seller Material Adverse Effect” qualification or any other Materiality Qualifier contained in the representations, warranties, covenants or agreements herein.

11.11    Mitigation. Each party shall take, and shall cause each Seller Group Member and Buyer Group Member, as applicable, to take, commercially reasonable efforts to mitigate its respective Losses that are indemnifiable or recoverable hereunder or in connection herewith, upon and after becoming aware of any fact or event that has given rise to any such Losses.

ARTICLE XII
TERMINATION

12.1    Termination. This Agreement may be terminated prior to the Closing upon the occurrence of any of the following events:

(a)    by the mutual written consent of Seller and Buyer;

(b)    by either Seller or Buyer, upon the issuance of a final, non-appealable Governmental Order permanently restraining or prohibiting the sale of the Shares;

(c)    by Buyer, in the event of any material breach by Seller or by any Company of any of Seller’s or the Company’s agreements, representations or warranties contained herein and, if such breach is curable, the failure of Seller or any Company to cure such breach within twenty (20) days after receipt of notice from Buyer requesting such breach to be cured;

(d)    by Seller, in the event of any material breach by Buyer of any of Buyer’s agreements, representations or warranties contained herein and, if such breach is curable, the failure of Buyer to cure such breach within twenty (20) days after receipt of notice from Seller requesting such breach to be cured;

(e)    by Buyer, if Buyer determines, after its discussions with its financial advisor and acting reasonably, that the condition in Section 10.2(e) cannot be satisfied as a result of a failure to consummate the Debt Financing and/or Equity Financing, in which case, Buyer shall reimburse Seller for its verified out-of-pocket legal costs, up to a maximum of $250,000, by wire transfer to an account specified by Seller within five (5) Business Days of Seller notifying Buyer in writing of its verified out-of-pocket legal costs; or

(f)    by either party after the Outside Date, upon written notice to the other, in the event that the Closing has not occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this Section 12.1(f) shall not be available to (i) any party whose failure to take any action required to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date, or (ii) Buyer, if Buyer had previously determined that the condition in Section 10.2(e) could not be satisfied as a result of a failure to consummate the Debt Financing and/or the Equity Financing.

12.2    Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 12.1 shall give written notice of such termination to the other Parties.

12.3    Effect of Termination. Except as set forth in this Article XII, Section 13.1 or Section 13.16, in the event this Agreement is validly terminated in accordance with Section 12.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party to this Agreement; provided, however, that, subject to Article XI, nothing in this Agreement shall relieve Seller or Buyer from liability for (i) wilful breach of any of its representations, warranties, covenants or agreements contained in this Agreement prior to termination, (ii) fraud on the part of a Party to this Agreement, or (iii) a failure of any Party to consummate the Contemplated Transactions on the date the Closing should have occurred pursuant to Section 3.1; provided, further, in no event shall Buyer or Seller be liable for such damages in excess of the Purchase Price. If Buyer fails to pay any monetary damages payable pursuant to this Section 12.3 when due, Parent shall also pay to Seller all of Seller’s and the Company’s reasonable and documented out-of-pocket costs and expenses (including legal fees) in connection with all Actions to collect such amounts. If Seller fails to pay any monetary damages payable pursuant to this Section 12.3 when due, Seller or the Company shall also pay to Parent all of Parent’s reasonable and documented out-of-pocket costs and expenses (including attorneys’ fees) in connection with all Actions to collect such amounts.

ARTICLE XIII
GENERAL PROVISIONS

13.1    No Public Announcements. Prior to the Closing, (i) no public announcement or disclosure will be made by any party with respect to the subject matter of this Agreement or the Contemplated Transactions without the prior written consent of Parent and Seller, and (ii) Parent and Seller shall agree on the form and content of any public announcement or disclosure with respect to this Agreement or the Contemplated Transactions prior to the issuance thereof, including providing each other the opportunity to review and comment upon, and use all reasonable efforts to agree upon, any such public announcement or disclosure, and no such public announcement or disclosure shall be issued prior to such consultation and prior to considering in good faith any such comments; provided, however, that the provisions of this Section 13.1 will not prohibit (a) any disclosure required by any applicable Law, including any disclosure necessary or desirable to provide proper disclosure under the securities laws or under any rules or regulations of any securities exchange on which the securities of such Party may be listed or traded or (b) any disclosure made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Contemplated Transactions.

13.2    Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) on the date delivered when delivered by hand, (b) on the Business Day following the date on which notice is sent by a reputable overnight courier service, or (c) by email, with confirmation of receipt, if given as follows:

If to Seller, to:

Cineplex Entertainment Limited Partnership
1303 Yonge Street

Third Floor
Toronto, Ontario
Canada M4T 2Y9
Attention: Thomas Santram
Email: thomas.santram@cineplex.com and legalnotices@cineplex.com with a copy (which shall not constitute notice hereunder) to:

Goodmans LLP
333 Bay Street
Suite 3400
Toronto, Ontario
Canada M5H 2S7
Attention: Tim Heeney and Brandon Hoffman
Email: theeney@goodmans.ca and bhoffman@goodmans.ca

If to Parent or Buyer, to:

Creative Realities, Inc.
13100 Magisterial Drive, Suite 102
Louisville, KY 40223
Attention: Richard Mills, Chief Executive Officer
Email: rick.mills@cri.com

with a copy (which shall not constitute notice hereunder) to of:

Taft Stettinius & Hollister LLP

2200 IDS Center

80 South 8th Street

Minneapolis, MN 55402

Attention: Bradley Pederson

Email: BPederson@taftlaw.com

or to such other address as such party may indicate by a notice delivered to the other party hereto.

13.3    Successors and Assigns; No Third Party Beneficiaries. Neither Buyer nor Parent may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Seller, except that Buyer and Parent shall be permitted to assign, in whole or in part, this Agreement and its rights hereunder: (a) as security to one or more lenders or purchasers of debt securities; and (b) to any Person that acquires, directly or indirectly, the business, assets, or securities of Parent, Buyer or any Company after the Closing. Seller may not assign any of its rights or delegate any of their obligations under this Agreement without the prior written consent of Buyer. No delegation of any obligation under this Agreement shall relieve the delegating Person, who shall remain primarily liable for the applicable obligation. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective permissible successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person, including any Company Employees, any right, remedy or claim under or by reason of this Agreement, other than the Parties and their permitted successors and assigns, and the Indemnified Parties, who are intended third party beneficiaries of this Agreement.

13.4    Entire Agreement; Amendments. This Agreement, the other Transaction Documents and the Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein, and supersede all prior agreements, understandings or letters of intent between or among the Parties. No representation, warranty, promise, inducement or statement of intention has been made by either party that is not embodied in this Agreement or the other Transaction Documents, as applicable, and neither party shall be bound by, or liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein. Each party represents and agrees that: (a) it did not rely on any statement, oral or written, that is not contained in this Agreement or the other Transaction Documents, as applicable, in making its decision to execute this Agreement or the other Transaction Documents, as applicable; and (b) neither party nor any other Person shall make any claim, assert any defense or otherwise take any position inconsistent with the foregoing in connection with any dispute hereunder or the other Transaction Documents, as applicable, or arising with respect hereto or thereto among any of the foregoing or for any other purpose. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by Buyer and Seller.

13.5    Disclosure of Personal Data. Each Party represents that, prior to the Closing Date, it has and shall: (i) collect, use and disclose the Disclosed Personal Data solely for the purposes of reviewing, determining whether to proceed with, completing and concluding the transactions contemplated by this Agreement; (ii)         where required by the Quebec Privacy Act, not communicate Disclosed Personal Data without the consent of the individual concerned, unless authorized to do so by the Quebec Privacy Act; (iii) protect and safeguard the confidentiality of the Disclosed Personal Data using measures and security safeguards appropriate to the sensitivity of the Disclosed Personal Data and in accordance with applicable Law; (iv) where required by the Quebec Privacy Act, destroy the Disclosed Personal Data if it was no longer necessary for concluding the transactions contemplated by this Agreement; and (v) if the transactions contemplated by this Agreement do not proceed or are not concluded, to return the Disclosed Personal Data to the disclosing Party, or destroy it, within a reasonable time. From and after the Closing Date, each Party agrees to: (i) use and disclose the Disclosed Personal Data solely for the purposes for which the information was initially collected from or in respect of the individuals or was otherwise permitted to be used or disclosed before the transactions contemplated by this Agreement were completed, unless the receiving Party provides notice and/or obtains consent, in accordance with applicable Law, to use or disclose the Disclosed Personal Data for other purposes, or the use or disclosure of the Disclosed Personal Data is otherwise required or permitted by applicable Law; (ii) protect the Disclosed Personal Data by security safeguards appropriate to its sensitivity; and (iii) give effect to withdrawals of consent to collect, use or disclose the Disclosed Personal Data, subject to and in accordance with applicable Law. Where Privacy Laws require impacted individuals to be notified of the transactions contemplated by this Agreement, Buyer will notify the affected individuals that such transactions have been completed and that their Personal Data has been disclosed to Buyer.

13.6    Execution in Counterparts.

(a)    This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

(b)    The exchange of copies of this Agreement and of signature pages by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, or by combination of such means, shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by such electronic means shall be deemed to be original signatures for all purposes.

13.7    Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the Contemplated Transactions, including, in the case of Seller, executing and delivering to Buyer such assignments, deeds, bills of sale, consents and other instruments as Buyer or its counsel may reasonably request as necessary or desirable for such purpose.

13.8    Governing Law. This Agreement, the other Transaction Documents and any disputes arising hereunder or thereunder or with respect hereto or thereto shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable in the Province of Ontario without giving effect to any choice of law or conflict of law rules or provisions (whether of the Province of Ontario or any other jurisdiction) that would result in the application of the laws or statute of limitations of a jurisdiction other than the Province of Ontario.

13.9    Parent Guarantee.

(a)    The Parent irrevocably and unconditionally guarantees the timely and complete performance of, and compliance with, each and every term, covenant, condition and provision that are to be performed and complied with by the Buyer under all Transaction Documents to which the Buyer is a party, as the same may be amended, changed, replaced or otherwise modified from time to time (the “Guaranteed Obligations”).

(b)    If the Buyer fails at any time to perform or comply with any of its Guaranteed Obligations, then the Parent shall perform or comply with such Guaranteed Obligation in accordance with the applicable Transaction Document.

(c)    The Parent is jointly and severally liable with the Buyer for the performance or compliance of the Guaranteed Obligations. The Seller is not bound to proceed against the Buyer or pursue any rights or remedies against the Buyer before being entitled to pursue its rights against the Parent.

(d)    The liability of the Parent is absolute and unconditional irrespective of: (i) any lack of validity or enforceability of any term, covenant, condition or provision of any Transaction Document against the Buyer; (ii) any change in the time or times for, or place or manner of performance or any other indulgences which the Seller may grant to the Buyer; (iii) any amendment, restatement, replacement, supplement, modification or renewal of any Transaction Document; (iv) any assignment of all or any part of any Transaction Document; (v) any limitation of status or power, disability, incapacity or other circumstance relating to the Buyer, including any bankruptcy, insolvency, winding-up, dissolution, liquidation, restructuring or other creditors’ proceedings involving or affecting the Buyer; or (vi) any change in the ownership, control, name, objects, businesses, assets, capital structure or constitution of the Buyer or any reorganization, amalgamation or other change in the existence of the Buyer.

(e)    The liabilities and obligations of the Parent under this Section 13.9 are subject to the terms of each of the Transaction Documents and shall not exceed any liability or obligation of the Buyer to the Seller under any particular Transaction Document. The Parent is entitled to all rights, privileges and defences available to the Buyer with respect to any obligation or liability, including all provisions of this Agreement relating to limitation of liability and the resolution of disputes.

13.10    Specific Performance. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement or any Transaction Document are not performed in accordance with their specific terms or are otherwise breached, including if the Parties fail to take any action required of them hereunder to consummate the Contemplated Transactions. It is accordingly agreed that, in addition to any other applicable remedies at law or equity permitted by this Agreement, the Parties and the third-party beneficiaries of this Agreement shall be entitled to an injunction or injunctions, without proof of damages, to prevent breaches of this Agreement or any Transaction Document and to enforce specifically the terms and provisions of this Agreement and any Transaction Document. If any Party brings any action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Party bringing such action may unilaterally extend the Outside Date (notwithstanding the termination provisions of Section 12.1), so long as the Party bringing such action is not in breach of the Agreement at such time, and is seeking an order for an injunction or injunctions or to specifically enforce the terms and provisions of this Agreement. Each Party hereto agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that (i) the other Party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or in equity. In no event shall the exercise of a Party’s right to seek specific performance pursuant to this Section 13.10 reduce, restrict or otherwise limit any Party’s right to terminate this Agreement pursuant to Section 12.1 or pursue all applicable remedies at law, including seeking money damages in accordance with the terms of this Agreement. Each of the Parties hereby waives (x) any defenses in any action for specific performance that a remedy at law would be adequate and (y) any requirement under any law to post a bond or other security as a prerequisite to obtaining equitable relief.

13.11    Dispute Resolution

(a)    Subject to and in accordance with the provisions of this Section 13.11, and except for any dispute regarding the Preliminary Closing Statement and related components thereof, which will be handled in accordance with Section 2.3(c), any and all differences, disputes, claims or controversies arising out of or in any way connected with this Agreement, whether arising before or after the expiration or termination of this Agreement, and including its negotiation, execution, delivery, enforceability, performance, breach discharge, interpretation and construction, existence, validity and any damages resulting therefrom or the rights, privileges, duties and obligations of the Parties under or in relation to this Agreement (including any dispute as to whether an issue is arbitrable) shall be referred to arbitration under the Arbitration Act, 1991 (Ontario).

(b)    The right to seek to arbitrate any matter hereunder or to seek any remedy which may have been available pursuant to an arbitration hereunder shall be brought within 3 years from the date at which the facts giving rise to the subject matter proposed to be arbitrated were known or ought to have been known with reasonable diligence by the Party seeking to invoke the arbitration or seeking the remedy or such longer period provided for in Section 13.8.

(c)    The governing law of this Agreement under Section 13.8 shall be the applicable procedural law of the arbitration.

(d)    A Party desiring arbitration hereunder shall give written notice of arbitration to the other Party containing a concise description of the matter submitted for arbitration (a “Notice of Arbitration”). Within 10 days after a Party gives a Notice of Arbitration, the Parties shall jointly appoint a single arbitrator (the “Arbitrator”). If the Parties fail to appoint an Arbitrator within such time, an Arbitrator shall be designated by a judge of the Ontario Superior Court of Justice upon application by either Party.

(e)    The Arbitrator may determine: all questions of law, fact and jurisdiction with respect to the dispute or the arbitration (including questions as to whether a dispute is arbitrable) and all matters of procedure relating to the arbitration. The Arbitrator may grant legal and equitable relief (including injunctive relief), award costs (including legal fees and the costs of the arbitration), and award interest and, without limiting the generality of the foregoing or the Arbitrator’s jurisdiction at law, may:

(i)    determine any question of good faith, dishonesty or fraud arising in the dispute;

(ii)    order any Party to furnish further details of that Party’s case, in fact or in law;

(iii)    proceed in the arbitration notwithstanding the failure or refusal of any Party to comply with this Section 13.11 or with the Arbitrator’s orders or directions, or to attend any meeting or hearing, but only after giving that Party written notice that the Arbitrator intends to do so;

(iv)    receive and take into account written or oral evidence tendered by the Parties that the Arbitrator determines is relevant, whether or not strictly admissible in law;

(v)    make one or more interlocutory determinations and/or interim awards;

(vi)    hold meetings and hearings, and make a decision (including a final decision) in Ontario (or elsewhere with the concurrence of the parties to the arbitration);

(vii)    order the Parties to produce to the Arbitrator, and to each other for inspection, and to supply copies of, any documents or classes of documents in their possession or power that the Arbitrator determines to be relevant;

(viii)    order the preservation, storage, sale or other disposal of any property or thing under the control of any of the Parties; and

(ix)    make interim orders to secure all or part of any amount in dispute in the arbitration.

(f)    The arbitration shall take place in the City of Toronto at such place and time as the Arbitrator may fix. The arbitration shall be conducted in English. Within 20 days of the appointment of the Arbitrator, the Parties shall agree on the procedure to be followed for the arbitration, failing which the Arbitrator shall determine the appropriate procedure, in accordance with the principles of natural justice, to be followed. It is agreed that the arbitration and all matters arising directly or indirectly (including all documents exchanged, the evidence and the award) shall be kept strictly confidential by the Parties and shall not be disclosed to any third party except as may be compelled by applicable Law.

(g)    The decision of the Arbitrator shall be final and binding upon the Parties in respect of all matters relating to the arbitration, the conduct of the Parties during the proceedings, and the final determination of the issues in the arbitration.

(h)    There shall be no appeal from the determination of the Arbitrator to any court. Judgment upon any award rendered by the Arbitrator may be entered in any court having jurisdiction thereof.

(i)    The costs of any arbitration hereunder shall be borne by the Parties in the manner specified by the Arbitrator in his or her determination.

(j)    Submission to arbitration under this Section 13.11 is intended by the Parties to preclude any action in matters, which may be arbitrated hereunder, save and except for enforcement of any arbitral award hereunder.

13.12    Severability. Any provision hereof which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by Laws, the parties waive any provision of Laws which renders any such provision prohibited or unenforceable in any respect.

13.13    Interpretations. For purposes of this Agreement, unless the context otherwise requires: (i) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation;” (ii) the word “or” is not exclusive; (iii) references to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (iv) reference to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; (v) reference to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder; (vi) all references herein to “dollars” or “$” are to Canadian dollars; (vii) all references herein to any period of days shall mean the relevant number of calendar days unless otherwise specified; (viii) words in the singular shall be held to include the plural and vice versa; (ix) words of one gender shall be held to include the other genders as the context requires; and (x) the terms “hereof,” “herein,” “hereunder,” “hereto” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is referenced in beginning the calculation of such period will be excluded (for example, if an action is to be taken within two (2) days after a triggering event and such event occurs on a Tuesday, then the action must be taken by Thursday); if the last day of such period is a non-Business Day, the period in question will end on the next succeeding Business Day. In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including.” This Agreement and the other Transaction Documents shall be construed without regard to any presumption or rule requiring construction or interpretation against the drafting party. Any reference in this Agreement to a document or matter being made available to Buyer or provided to Buyer means that such document or matter has been posted to the Data Room; provided that access to the document or matter through the Data Room has been granted to Buyer at least five Business Days before the date of this Agreement.

13.14    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

13.15    Expenses. Except as otherwise set forth herein, all expenses, including without limitation all legal, accounting, financial advisory, consulting and other fees, incurred in connection with the negotiation or effectuation of this Agreement or the Contemplated Transactions, shall be the obligation of the respective party incurring such expenses; provided, however, that all expenses incurred by Seller or any Company in connection with the Contemplated Transactions shall be borne by Seller.

13.16    Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding: (a) any Company; (b) any other party during the course of the negotiations leading to the consummation of the Contemplated Transactions (whether obtained before or after the date of this Agreement); (c) the investigation provided for herein; or (d) the preparation of this Agreement and other related documents, and if the Contemplated Transactions are not consummated, each party will return to the other parties all copies of non-public documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than such party’s respective counsel, accountants, financial advisors or lenders). No party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating, negotiating and consummating the Contemplated Transactions; provided, however, that after the Closing, Buyer may use or disclose any confidential information with respect to or about any Company or otherwise reasonably related thereto. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which: (i) is or becomes available to such party from a source other than any other party or its representatives (other than confidential information of any Company or information provided in violation of this Agreement); (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents or in violation of this Agreement; (iii) is required to be disclosed under applicable Laws or judicial process, but only to the extent it must be disclosed; or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

13.17    Extension; Waiver. At any time prior to the Closing, either Seller on the one hand, or Buyer, on the other hand, may: (a) extend the time for the performance of any of the obligations or other acts of the other Person; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or (c) waive compliance with any of the agreements or conditions contained in this Agreement, but such waiver of compliance with such agreements or conditions shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

[Remainder of Page Intentionally Blank; Signatures Follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

SELLER:

Cineplex Entertainment Limited Partnership

By Its General Partner, Cineplex Entertainment Corporation

By:	/s/ Dan McGrath

Name: Dan McGrath

Title: Chief Operating Officer

By:	/s/ Thomas Santram

Name: Thomas Santram

Title: General Counsel

PARENT:

Creative Realities, Inc.

By:	/s/ Richard Mills

Name: Richard Mills

Title: Chief Executive Officer

BUYER:

1001372953 ONTARIO INC.

By:	/s/ Richard Mills

Name: Richard Mills

Title: Chief Executive Officer